EXECUTION VERSION
AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED COMMITMENT LETTER
AMENDMENT NO. 1 (this “Amendment”), dated as of September 21, 2018, to the Second Amended and Restated Commitment Letter, dated as of August 8, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, “Commitment Letter”; and the Commitment Letter, as amended by this Amendment, the “Amended Commitment Letter”), by and among UNITED NATURAL FOODS, INC. (the “Borrower”), GOLDMAN SACHS BANK USA (“GS Bank”), GOLDMAN SACHS LENDING PARTNERS LLC, BANK OF AMERICA, N.A. (“Bank of America”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (acting together with any of its designated affiliates, “MLPFS”; and, together with Bank of America,“BAML”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo Bank”), JPMORGAN CHASE BANK, N.A (“JPMCB”) and U.S. BANK NATIONAL ASSOCIATION (“US Bank”; and, together with GS Bank, BAML, Wells Fargo Bank and JPMCB, the “Commitment Parties”).
WHEREAS, the Borrower has requested that the Commitment Letter be amended on the terms set forth herein, and each Commitment Party party hereto consents to this Amendment.
Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Amended Commitment Letter.
Section 2 Amendments to Commitment Letter.  Each of the parties hereto agrees that, effective on the Amendment Effective Date (as defined below), the Commitment Letter shall be amended such that, after giving effect to all such amendments, the Amended Commitment Letter is as set forth on Exhibit A attached hereto.
Section 3 Amendment Effective Date. This Amendment shall become effective as of the date on which the Borrower and each Commitment Party execute and deliver a signature page hereto (the “Amendment Effective Date”), and such date is September 21, 2018.
Section 4 Effects of Amendment. Except as expressly set forth herein, the Commitment Letter shall remain in full force and effect in accordance with its terms. From and after the Amendment Effective Date, each reference in the Commitment Letter to “this Commitment Letter”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Commitment Letter in the Fee Letter shall be deemed a reference to the Commitment Letter as amended hereby.
Section 5 Governing Law, Etc.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY AGREES TO WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AMENDMENT.

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Section 6 Miscellaneous. The provisions contained in Sections 6 and 7 of the Amended Commitment Letter are hereby incorporated by reference mutatis mutandis. Each of the parties hereto agree that this Amendment is a binding and effective agreement with respect to the subject matter contained herein.
Section 7 Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g., “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Amendment.
[Signature pages follow]

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GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

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BANK OF AMERICA, N.A.

By:	/s/ Jonathan Miscimarra
Name:	Jonathan Miscimarra
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Jonathan Miscimarra
Name:	Jonathan Miscimarra
Title:	Director

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WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lynn Gosselin
Name:	Lynn Gosselin
Title:	Director

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JPMORGAN CHASE BANK, N.A.

By:	/s/ Alicia T. Schreibstein
Name:	Alicia T. Schreibstein
Title:	Executive Director

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Lisa Freeman
Name:	Lisa Freeman
Title:	SVP

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Accepted and agreed to as of
the date first written above:

UNITED NATURAL FOODS, INC.

By:	/s/ Michael Zechmeister
Name:	Michael Zechmeister
Title:	CFO

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Exhibit A
[Attached.]

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

WELLS FARGO BANK, NATIONAL ASSOCIATION 550 S. Tryon Street Charlotte, North Carolina 28202	JPMORGAN CHASE BANK, N.A 383 Madison Avenue New York, New York 10179	U.S. BANK NATIONAL ASSOCIATION 3 Bryant Park New York, NY 10036

CONFIDENTIAL
August 8, 2018
United Natural Foods, Inc.
313 Iron Horse Way
Providence, RI 02908
Attn: Michael Zechmeister
Chief Financial Officer

Project Jedi
Second Amended and Restated Commitment Letter

Ladies and Gentlemen:
You have advised Goldman Sachs Bank USA (“GS Bank”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (acting together with any of its designated affiliates, “MLPFS” and, together with Bank of America and their respective affiliates, “BAML”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), JPMorgan Chase Bank, N.A. (“JPMCB”) and U.S. Bank National Association (“US Bank”, and together with GS Bank, BAML, Wells Fargo Bank and JPMCB, collectively, the “Commitment Parties”, “we” or “us”), that United Natural Foods, Inc., a Delaware corporation (“you” or the “Borrower”), intends, directly or indirectly, to acquire a company identified to us as “Spring”, a Delaware corporation (the “Target”), and consummate the other transactions described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”) and Exhibit C (the “ABL Facility Term Sheet” and, collectively with the Term Loan Facility Term Sheet, the “Term Sheets” and each a “Term Sheet”) and the Conditions Precedent to Funding attached hereto as Exhibit D (together with this second amended and restated letter agreement, the Transaction Description and the Term Sheets, collectively, the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple

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and differing definitions, the appropriate meaning thereof in this letter agreement shall be determined by reference to the context in which it is used.
This Second Amended and Restated Commitment Letter automatically amends, restates and supersedes in its entirety the amended and restated commitment letter, dated August 7, 2018, by and among GS Bank, Goldman Sachs Lending Partners LLC (“GSLP”), BAML and you (the “First A&R Commitment Letter”), and such First A&R Commitment Letter shall be of no further force and effect.
Reference is also made to that certain commitment letter (the “Original Commitment Letter”), dated July 25, 2018 (the “Signing Date”) by and among GS Bank, GSLP and you.
1.    Commitments.
In connection with the Transactions, (a) Bank of America, GS Bank, Wells Fargo Bank, JPMCB and US Bank (collectively in such capacities, the “Initial ABL Lenders”) hereby commit to provide, severally and not jointly, 27.50%, 22.50%, 20.00%, 15.00% and 15.00%, respectively, of the aggregate principal amount of the ABL Facility (as defined in Exhibit A) and (b) GS Bank, Bank of America and US Bank (collectively, in such capacities, the “Initial Term Loan Lenders”, together with the Initial ABL Lenders, the “Initial Lenders”) hereby commit to provide, severally and not jointly, 45.00%, 45.00% and 10.00%, respectively, of the aggregate principal amount of the Term Loan Facility (as defined in Exhibit A) (together with the ABL Facility, collectively, the “Facilities”), in each case, upon the terms set forth in this letter agreement and in the applicable Term Sheet and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 5 of this Commitment Letter.
2.    Syndication.
You hereby appoint (a) in respect of the ABL Facility, MLPFS, GS Bank, Wells Fargo Bank, JPMCB and US Bank (collectively, in such capacities, the “ABL Lead Arrangers”) to act, and each ABL Lead Arranger hereby agrees to act, as a lead arranger and bookrunner, upon the terms set forth in this letter agreement and in the ABL Facility Term Sheet and (b) in respect of the Term Loan Facility, GS Bank, MLPFS and US Bank (collectively, in such capacities, the “Term Loan Lead Arrangers”, and together with the ABL Lead Arrangers, the “Lead Arrangers”) to act, and each Term Loan Lead Arranger hereby agrees to act, as a lead arranger and bookrunner, upon the terms set forth in this letter agreement and in the Term Loan Facility Term Sheet. You agree that JPMCB may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.
It is further agreed that, (a) MLPFS shall appear on the “left” of all marketing and other materials in connection with the ABL Facility and will have the rights and responsibilities customarily associated with such name placement and each of GS Bank, Wells Fargo Bank, JPMCB and US Bank shall appear on the “right” of all marketing and other materials in connection with the ABL Facility in such order and will have the rights and responsibilities customarily associated with such name placement and (b) GS Bank shall appear on the “left” of all marketing and other materials in connection with the Term Loan Facility and will have the rights and responsibilities customarily associated with such name placement and each of MLPFS and US Bank shall appear on the “right” of all marketing and other materials in connection with the Term Loan Facility in such order and will have the rights and responsibilities customarily associated with such name placement. No other arrangers, bookrunners, managers, agents or co-agents will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the letters of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in the Facilities, in each case, unless you and we so agree.
The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined on Exhibit A), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to one or more banks, financial institutions or other institutional lenders and investors reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) that will become parties to the Facilities Documentation (as defined

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on Exhibit C) pursuant to syndications to be managed by the Lead Arrangers and reasonably satisfactory to you (the banks, financial institutions or other institutional lenders and investors becoming parties to the Facilities Documentation, together with the Initial Lenders, being

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collectively referred to as the “Lenders”); provided that, notwithstanding the Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, (a) the Initial Lenders and the Lead Arrangers will not syndicate (i) to those banks, financial institutions or other persons separately identified in writing by you to us prior to the Signing Date, or to any affiliates of such banks, financial institutions or other persons that are readily identifiable as affiliates by virtue of their names or that are identified to us in writing from time to time by you or (ii) to bona fide competitors (or affiliates thereof readily identifiable on the basis of such persons’ names or that are identified to us in writing by you from time to time) of you, the Target or any of your or its subsidiaries identified to us in writing from time to time by you (other than bona fide fixed income investors or debt funds); provided that no such identification after the Signing Date pursuant to clause (i) or (ii) shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Facilities with respect to amounts previously acquired (collectively, the “Disqualified Institutions”), and no Disqualified Institutions may become Lenders or otherwise participate in the Facilities, and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, except as expressly set forth in Section 9 or otherwise agreed in writing by you, (i) the Initial Lenders shall not be relieved, released or novated from their respective obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their respective commitments hereunder in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities and the occurrence of the Closing Date, and (iii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities. In connection with the syndication of the Facilities, you agree to use your commercially reasonable efforts to assist the Lead Arrangers (and use your commercially reasonable efforts to cause the Target to assist) in completing syndications reasonably satisfactory to the Lead Arrangers and you until the date that is the earlier of (a) 45 days after the Closing Date and (b) the date on which a “Successful Syndication” (as defined in the Fee Letter), as applicable, is achieved (such earlier date, the “Syndication Date”). Such assistance shall include your using commercially reasonable efforts to (i) ensure that the syndication efforts benefit from your existing banking relationships (and, to the extent not in contravention of the Transaction Agreement, the Target’s existing banking relationships), (ii) cause direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and, to the extent not in contravention of the Transaction Agreement, your using commercially reasonable efforts to ensure such contact between the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand) at mutually agreed upon times and reasonable locations, (iii) assist (including, to the extent not in contravention of the Transaction Agreement, the use of commercially reasonable efforts to cause the Target to assist) in the preparation prior to the launch of general syndication of the Facilities of a customary confidential information memorandum for transactions of this type (the “Confidential Information Memorandum”) for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (iv) host, with the Lead Arrangers and at the request of the Lead Arrangers, one meeting of prospective Term Lenders and one meeting of prospective ABL Lenders, in each case at a time and at a location to be mutually agreed upon (and to the extent necessary, one or more conference calls with prospective Lenders in addition to any such meeting), (v) prepare and provide (and, to the extent not in contravention of the Transaction Agreement, to use commercially reasonable efforts to cause the Target to prepare and provide) promptly to the Lead Arrangers all reasonably available customary information with respect to you, the Target and your and its respective

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subsidiaries and the Transactions, including all financial information and projections relating to the Target and its subsidiaries (including financial estimates, forecasts and budgets of the Target, the “Projections”), in each case, as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities, (vi) obtain a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating) in respect of the Borrower from each of Standard and Poor’s Rating Group (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and public ratings (but no specific ratings) for the Term Loan Facility from each of S&P and Moody’s prior to the launch of general syndication of the Term Loan Facility, (vii) ensure that until the Syndication Date, there shall be no competing offering, placement or arrangement of any debt securities or syndicated credit facilities by you, your subsidiaries and, to the extent not in contravention of the Transaction Agreement, the Target and its subsidiaries (in each case, other than the Facilities, working capital and other indebtedness incurred in the ordinary course of business, indebtedness disclosed to the Commitment Parties on or prior to the Signing Date, other indebtedness permitted to be outstanding or issued under the Transaction Agreement (including any amendments or refinancing of such debt in connection with the Pre-Closing Reorganization (as defined in the Transaction Agreement) and indebtedness approved by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned)) without the prior written consent of the Lead Arrangers if such offering, placement or arrangement would have a materially detrimental effect upon the primary syndication of the Facilities, (viii) in the case of the ABL Facility, use commercially reasonable efforts to provide the New ABL Agent (as defined in Exhibit C) and its advisors and consultants with sufficient access to the Target to complete a field examination and inventory appraisal of the Target and its subsidiaries prior to the Closing Date, in each case, to the extent not in contravention of the Transaction Agreement (and, if after such use of commercially reasonable efforts, such examination and appraisal is not completed by the Closing Date, such examination and appraisal shall be required to be completed thereafter by a time to be mutually agreed and, in any event, subsequent to the Closing Date and no later than a date that is 90 days following the Closing Date (subject to extensions by the New ABL Agent in its reasonable discretion)) and (ix) your using commercially reasonable efforts to provide the Lead Arrangers a period (the “Marketing Period”) of 15 consecutive business days following the delivery of the financial statements necessary to satisfy the conditions set forth in Sections (c) and (d) of Exhibit D attached hereto to syndicate the Term Loan Facility and the ABL Facility; provided that (i) if the Marketing Period has not ended by August 17, 2018 then the Marketing Period shall not begin before September 4, 2018, (ii) November 21, 2018 and November 23, 2018 shall not be business days for purposes of calculating the Marketing Period and (iii) if the Marketing Period has not ended on or prior to December 21, 2018 then the Marketing Period shall not commence prior to January 2, 2019. You understand that the Lead Arrangers may decide to commence syndication efforts for each Facility promptly after the Signing Date. Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) the compliance with any of the provisions of this Commitment Letter (other than the conditions expressly set forth in Exhibit D attached hereto), (ii) the commencement and the completion of the syndication of any of the Facilities and (iii) the obtaining of the ratings referenced above shall not, in the case of any of the foregoing clauses (i) through (iii), constitute a condition precedent to any Initial Lender’s commitments hereunder or to the funding and availability of the Facilities on the Closing Date or any time thereafter. For the avoidance of doubt, (x) you will not be required to provide any information to the extent that the provision thereof (i) could violate or waive any attorney-client privilege, (ii) violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Target or your or its respective subsidiaries or affiliates or (iii) constitute attorney work product (provided that in the event that you do not provide information in reliance on the exclusions in this sentence relating to violation of any obligation of confidentiality, you shall use commercially reasonable efforts to provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality); provided that in the event that you do not provide information pursuant to this clause (x)

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and such information would be required to ensure that any marketing materials would not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements (taken as a whole) contained therein in light of the circumstances under which they would be made, not materially misleading, you shall provide notice to the Lead Arrangers and you shall communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation) and (y) the only financial statements that shall be required to be provided to the Lead Arrangers or the Initial Lenders in connection with the syndication of the Facilities or otherwise shall be those required to be delivered pursuant to clauses (c) and (d) set forth in Exhibit D hereto.
The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Facilities, including, without limitation, selection of Lenders (subject to your reasonable consent (such consent not to be unreasonably withheld or delayed), and excluding Disqualified Institutions), determination of when the Lead Arrangers will approach potential Lenders, the time of acceptance of the Lenders’ commitments, the final allocations of the commitments among the Lenders (subject to your consent rights, as described above) and the amount and distribution of fees among the Lenders (subject to your consent rights, as described above).
You agree, at the reasonable request of the Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum to be used in connection with the syndication of each Facility, consisting exclusively of information and documentation that is either (a) publicly available (or could be derived from publicly available information) or (b) not material with respect to you, the Target or your or its respective subsidiaries or any of your or its respective securities for purposes of United States federal securities laws assuming such laws are applicable to you, the Target or your or its respective subsidiaries (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
You hereby acknowledge that the Lead Arrangers will make available, on a confidential basis, the information, Projections and other offering and marketing materials and presentations, including the Confidential Information Memorandum, to be used in connection with the syndication of each Facility (such information, Projections, other offering and marketing material and the Confidential Information Memorandum, collectively, with the Term Sheets, the “Information Materials”), to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means.
It is understood that in connection with your assistance described above, (i) customary authorization letters will be included in the Confidential Information Memorandum that authorizes the distribution thereof to prospective Lenders, confirms (if applicable) that the additional version of the Confidential Information Memorandum does not include any Private Lender Information (other than information about the Transaction or the Facilities) and (ii) the Confidential Information Memorandum shall contain customary provisions exculpating the existing equity holders, you, the Target and the respective affiliates and subsidiaries of the foregoing and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify and to use commercially reasonable efforts to cause the Target to identify that portion of the Information Materials that may be distributed to the public-side lenders. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC”, each document to be disseminated by the Lead

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Arrangers (or any other agent) to any Lender in connection with the Facilities will be deemed to contain Private Lender Information.
You agree, subject to the confidentiality provisions of this Commitment Letter, that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that such material should only be distributed to prospective private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; (b) notifications of changes to the Facilities’ terms; and (c) drafts and final versions of term sheets and definitive documents with respect to the Facilities. If you advise us in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that any of the foregoing items should be distributed only to private Lenders, then the Lead Arrangers will not distribute such materials to public Lenders without your consent.
3.    Information.
You hereby represent and warrant that (a) to your knowledge, insofar as it applies to information concerning the Target, its subsidiaries and their respective businesses, all written information concerning you, the Target, your and its respective subsidiaries and your, its and their respective businesses (other than the Projections, other forward-looking information and information of a general economic or industry nature) that has been or will be made available by you (or on your behalf) to any Commitment Party in connection with the Transactions (the “Information”) did not or will not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated from time to time, and (b) the Projections contained in the Confidential Information Memorandum will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof based on information provided by the Target or its representatives; it being understood that such Projections (i) are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material and (ii) are not a guarantee of performance. If at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections concerning the Target, its subsidiaries and their respective businesses), you agree to (and to use your commercially reasonable efforts with respect to the Information and the Projections concerning the Target and its subsidiaries and their respective businesses) promptly supplement the Information and the Projections such that the representations and warranties in the preceding sentence remain true in all material respects (to your knowledge insofar as it applies to the Information and Projections concerning the Target, its subsidiaries and their respective businesses, it being understood in each case that such supplementation shall cure any breach of such representations and warranties). The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date. In arranging the Facilities, including the syndication of the Facilities, the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.
4.    Fees.

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As consideration for the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to syndicate the Facilities, you agree to pay (or to cause to be paid) the nonrefundable (except as set forth in the Fee Letter) fees as set forth in the Fee Letter.
5.    Conditions.
The Initial Lenders’ commitments hereunder to fund the Facilities on the Closing Date are subject solely to the conditions expressly set forth in Exhibit D hereto, and upon the satisfaction (or waiver by the applicable Lead Arrangers) of such conditions, the initial funding of the Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Facilities Documentation to the funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly set forth in Exhibit D.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties to the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Transaction Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Transaction Agreement) as a result of a breach of such representations and warranties in the Transaction Agreement (the “Specified Transaction Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the applicable conditions set forth in Exhibit D as attached hereto are satisfied or waived by the Lead Arrangers (it being understood that to the extent any lien search or Collateral or any security interests therein (including the creation or perfection of any security interest) (other than to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or, with respect to each material domestic wholly-owned subsidiary of the Borrower, by the delivery of stock or other certificates of each material domestic wholly-owned restricted subsidiary of the Borrower that is part of the Collateral and, with respect to the Target and material domestic wholly-owned restricted subsidiaries of the Target, by the delivery of stock or other certificates of the Target and material domestic wholly-owned restricted subsidiaries of the Target, only to the extent such stock or other certificates are received from the Target on or prior to the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such lien search and/or Collateral (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall instead be required to be delivered or provided within 90 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower and the applicable Administrative Agent) pursuant to arrangements to be mutually agreed by the Borrower and the applicable Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties made by the Loan Parties set forth in the applicable Facilities Documentation relating to: organizational existence of the Loan Parties; organizational power and authority of the Loan Parties, and due authorization, execution and delivery by the Loan Parties, in each case, as they relate to their entry into and performance of the applicable Facilities Documentation; enforceability of the applicable Facilities Documentation against the Loan Parties; no conflicts with charter documents of the Loan Parties as it relates to their entry into and performance of the applicable Facilities Documentation; solvency of the Borrower

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and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to Exhibit D attached hereto); subject to the immediately preceding sentence and the limitations set forth in the Term Sheets, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; the use of proceeds of borrowings under the Facilities on the Closing Date not violating the PATRIOT Act, OFAC or FCPA; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Transaction Agreement Representations are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Transaction Agreement (“Material Adverse Effect”) for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. The provisions of this paragraph are referred to as the “Certain Funds Provision”.
6.    Indemnity; Costs and Expenses.
You agree to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, members, agents, advisors, representatives and controlling persons involved in the Transactions (each, a “related party” it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as financial advisors to you or the Target in connection with the Acquisition or any other potential acquisition, collectively, the “Indemnified Persons” and each individually an “Indemnified Person”), from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter (as defined in the Fee Letter), the Original Fee Letter (as defined in the fee letter) or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such Indemnified Person within 30 days after receipt of a written request (together with reasonably detailed backup documentation supporting such reimbursement request) for the reasonable fees and reasonable out-of-pocket expenses of one primary counsel for all Indemnified Persons (taken as a whole) (and, solely in the case of a conflict of interest, one additional counsel as necessary to the affected Indemnified Persons (taken as a whole)) and to the extent reasonably necessary, one local counsel in each relevant jurisdiction for Indemnified Persons (taken as a whole), but no other third-party advisors without your prior consent, and other reasonable out-of-pocket expenses incurred in connection with investigating, or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent they resulted from (A) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or related parties (as determined in a final non-appealable judgment in a court of competent jurisdiction), (B) any material breach of the obligations of such Indemnified Person or any of its affiliates or related parties under this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter or the Original Fee Letter (as determined in a final non-appealable judgment in a court of competent jurisdiction) or (C) any dispute among Indemnified Persons (or their respective affiliates or related parties) that does not involve an act or omission by you or any of your subsidiaries (other than any claims against an Administrative Agent or a Lead Arranger in their capacity as such but subject to clause (i)(A) above). Each Indemnified Person agrees (by accepting the benefits hereof), severally and not jointly, to refund and return any and all amounts paid by you (or on your behalf) under this Section 6 to such Indemnified Person to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
In addition, you hereby agree to reimburse the Lead Arrangers and Initial Lenders from time to time upon demand (to the extent you have been provided an invoice therefor at least three (3)

17

business days prior to such demand) for all reasonable documented out-of-pocket expenses (including, without limitation, reasonable documented out-of-pocket expenses of the Lead Arrangers’ due diligence investigation, consultants’ fees (to the extent any such consultant has been hired with your prior consent), syndication expenses (if applicable), travel expenses and reasonable fees, disbursements, field examinations and appraisal expenses and other charges of counsel, but in the case of legal fees and expenses, limited to the reasonable fees and reasonable documented out-of-pocket expenses of Davis Polk & Wardwell LLP as set forth in such Term Sheet and one local counsel in each relevant jurisdiction) incurred in connection with the preparation of this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter, the Original Fee Letter and the Facilities Documentation, in each case, to the extent such advisors have been hired with your prior consent. You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.
Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, gross negligence or material breach of such party or any of its affiliates or related parties of this Commitment Letter, as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (ii) any special, indirect, consequential or punitive damages arising out of or in connection with this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter or the Original Fee Letter, provided that this clause (ii) shall not limit your indemnity or reimbursement obligations to the extent set forth in the second preceding paragraph in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party that are otherwise required to be indemnified in accordance with this Section 6. You shall not be liable for any settlement of any Proceedings (or any expenses related thereto) effected without your prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the second preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.
Each Indemnified Person shall, in consultation with you, take all reasonable steps to mitigate any losses, claims, damages, liabilities and expenses and shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceedings.
7.    Confidentiality.
You acknowledge that the Lead Arrangers, the Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you or the Target may have conflicting interests.

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The Commitment Parties and their respective affiliates will not use information obtained from you, the Target or any of your or their respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or any of your or their other respective relationships with you, the Target and your or their respective affiliates and subsidiaries in connection with the performance by them and their respective affiliates of services for other persons or entities, and none of the Commitment Parties or their respective affiliates will furnish any such information to such other persons or entities. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or their respective subsidiaries, confidential information obtained by the Commitment Parties or their respective affiliates from other persons or entities. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the debt transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, and you will not claim that the Commitment Parties have rendered advisory services of any nature or respect with respect to the debt transactions contemplated hereby, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of and responsible for evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of us or our affiliate as a financial advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.
You further acknowledge that each of the Lead Arrangers (or an affiliate thereof) may be a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each such person may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such person or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. To the fullest extent permitted by law, you hereby waive (to the extent permitted by applicable law) and release any claims that you may have against each such Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
You agree that you will not disclose this Commitment Letter, the Fee Letter, the Original Fee Letter or the contents of any of the foregoing to any person without our prior written approval (which may include through electronic means) (not to be unreasonably withheld, conditioned, delayed or denied), except that you may disclose (a) this Commitment Letter, the Fee Letter, the Original Fee Letter and the contents hereof and thereof (i) to you and to your officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors on a confidential basis and (ii) as required by applicable law, compulsory legal process, pursuant

19

to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or to the extent required by governmental and/or regulatory authorities (in which case you agree to use commercially reasonable efforts to inform us promptly thereof to the extent lawfully permitted to do so), (b) this Commitment Letter, the Fee Letter, the Original Fee Letter and the contents hereof and thereof to the Target, its direct or indirect parent companies and their respective officers, directors, agents, employees, affiliates, members, partners, stockholders, equityholders, controlling persons, agents, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential basis (provided that, any such disclosure of the Fee Letter or the Original Fee Letter shall be subject to redaction of the fees, the economic “market flex” provisions contained therein in a manner reasonably acceptable to the applicable Lead Arrangers), (c) the existence and contents of the Term Sheets to any rating agency, (d) the existence and contents of this Commitment Letter to a potential Lender in connection with the Transactions, (e) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public filing relating to the Transactions, (f) the existence and contents of this Commitment Letter and the Term Sheets in any proxy, public filing, prospectus, offering memorandum, offering circular, syndication materials or other marketing materials in connection with the Acquisition or the financing thereof, (g) this Commitment Letter, the Fee Letter and the contents hereof and thereof in connection with any remedy or enforcement of any right under this Commitment Letter, or the Fee Letter and (h) after the Closing Date, the Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs; provided that, the foregoing restrictions shall cease to apply after the Facilities Documentation shall have been executed and delivered by the parties thereto (other than in respect of the Fee Letter and the contents thereof).
Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, information obtained from or on behalf of you, the Target or your respective affiliates in the course of the transactions contemplated hereby, except that such Commitment Party shall be permitted to disclose such confidential information (a) to their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates involved in the Transactions (other than Excluded Affiliates) on a “need to know” basis and who are made aware of the confidential nature of such information and have been advised of this obligation to keep information of this type confidential; provided, that such Commitment Party shall remain liable for the breach of the provisions of this paragraph by such directors, officers, agents, employees, attorneys, accountants and advisors, (b) on a confidential basis to any bona fide potential Lender, prospective participant or swap counterparty (in each case, other than a Disqualified Institution and other persons to whom you have affirmatively declined to consent to the syndication or assignment thereto prior to the disclosure of such confidential information to such person) that agrees to keep such information confidential in accordance with (x) the provisions of this paragraph (or language substantially similar to this paragraph that is reasonably acceptable to you) for the benefit of you or (y) other customary confidentiality language in a “click-through” arrangement, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case we agree to use commercially reasonable efforts to inform you promptly thereof to the extent lawfully permitted to do so (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (d) to the extent requested by any bank regulatory authority having jurisdiction over a Commitment Party (including in any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, the Fee Letter or other confidential or fiduciary obligation owed by such Commitment Party to you, the Target or your or their respective affiliates or (ii) becomes available to the Commitment Party on a non-confidential

20

basis from a source other than you or on your behalf that, to such Commitment Party’s knowledge (after due inquiry), is not in violation of any confidentiality obligation owed to you, the Target or your or their respective affiliates, (f) to the extent you shall have consented to such disclosure in writing (which may include through electronic means), (g) in protecting and enforcing such Commitment Party’s rights with respect to this Commitment Letter or the Fee Letter, (h) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or to defend any claim related to this Commitment Letter or the Fee Letter, (i) to the extent independently developed by such Commitment Party without reliance on confidential information or (j) with respect to the existence and contents of the Term Sheets, in consultation with you, to the rating agencies; provided that, no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or are engaged in the sale of the Target and its subsidiaries, including through the provision of advisory services (a “Sell Side Affiliate” and, together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and the Commitment Party’s internal legal, compliance, risk management, credit or investment committee members. In addition, each Commitment Party may disclose the existence of the Facilities to market data collectors, similar services providers to the lending industry, and service providers to such Commitment Party in connection with the administration and management of the Facilities after the Closing Date. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provisions in the Facilities Documentation upon the effectiveness thereof and, in any event, will terminate two years from the Signing Date.
8.    Patriot Act.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and each Loan Party, which information may include its name and address and other information that will allow each of us and the Lenders to identify the Borrower and each Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the Lenders.
9.    Governing Law, Etc.
This Commitment Letter and the commitments hereunder and the Fee Letter shall not be assignable by any party hereto (except between Goldman Sachs Bank USA and GSLP (which assignment shall reduce the commitment of the assignor to the extent of the assigned interest and the applicable assignee shall become bound by the terms and conditions and subject to all commitments and obligations of an “Initial Lender” and “Commitment Party” hereunder)) without the prior written consent of each of the other parties hereto, and any attempted assignment without such consent shall be void; provided that MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic

21

transmission (e.g., “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and, if any of this Commitment Letter or any commitment hereunder is assigned in accordance with the first sentence of this Section 9 above, the applicable assignee or assignees. Subject to the limitations set forth in Section 2 above, the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates (other than an Excluded Affiliate or other Disqualified Institution) and the provisions of Section 6 shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Effect and whether a Material Adverse Effect has occurred, (b) the accuracy of any Specified Transaction Agreement Representations and whether you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Transaction Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Transaction Agreement) as a result of a breach of such Specified Transaction Agreement Representations and (c) whether the Acquisition has been consummated in accordance with the terms of the Transaction Agreement shall, in each case, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York, and, in each case, any appellate court thereof, over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder, whether in contract, tort or otherwise, and irrevocably and unconditionally agrees that it will not commence any such suit, action or proceeding against any of the other parties hereto arising out of or in any way relating to this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder in any forum other than such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY AGREES TO WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Each of the parties hereto agrees that, if accepted by you (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject to the conditions precedent set forth in Section 5 hereof and (b) the Fee Letter is a binding and enforceable

22

agreement with respect to the subject matter contained therein. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Facilities Documentation for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the consummation of the Acquisition.
The syndication (if applicable), indemnification, expense reimbursement (if applicable), information (if applicable), compensation (if applicable), jurisdiction, waiver of jury trial, service of process, venue, governing law, absence of fiduciary duty and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than your obligations relating to syndication assistance in respect of the Facilities (which shall terminate in accordance with Section 2) and confidentiality of the Fee Letter, shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate (on a pro rata basis among all Initial Lenders) all or any portion of the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence; provided that the termination by you of the Initial Term Loan Lenders’ commitments with respect to the Term Loan Facility in full will automatically, and without any further action on the part of you or the Initial Lenders, terminate all of the Initial ABL Lenders’ commitments with respect to the ABL Facility.
Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to us facsimiles or electronic copies of this Commitment Letter and the Fee Letter, in each case not later than 11:59 p.m., New York City time, on August 8, 2018, failing which the Initial Lenders’ commitments hereunder will expire at such time. In the event that (a) the initial borrowing under the Facilities does not occur on or before the Original End Date (as defined in the Transaction Agreement as in effect on the Signing Date) (or to the extent extended pursuant to the proviso to Section 7.1(b) of the Transaction Agreement as in effect on the Signing Date, the Extended End Date (as defined in the Transaction Agreement as in effect on the Signing Date)), (b) the Acquisition closes without the use of the Facilities (in each case, as to such Facility) or (c) the Transaction Agreement is validly terminated by you prior to the closing of the Acquisition, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. Notwithstanding anything to the contrary, (i) in the event the ABL Amendment is approved by the requisite lenders under the Existing ABL Facility on or prior to the Closing Date, immediately upon the Borrower’s receipt of such approval, the commitments hereunder in respect of the Backstop ABL Facility shall be automatically terminated and thenceforth the commitments hereunder in respect of the Incremental ABL Facility shall constitute the entire commitments hereunder in respect of the ABL Facility and (ii) in the event the Specified Disposition (as defined in Exhibit B) is consummated on or prior to the Closing Date, to the extent the net proceeds thereof are not applied to reduce pension liabilities on a dollar-for-dollar basis on or prior to the Closing Date, the Term Loan Facility shall be reduced on a dollar-for-dollar basis with the amount of such net proceeds on the Closing Date. The termination of any commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter.
[SIGNATURE PAGES FOLLOW]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,
GOLDMAN SACHS BANK USA

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC
By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

BANK OF AMERICA, N.A.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

Accepted and agreed to as of
the date first written above:

UNITED NATURAL FOODS, INC.

By:
Name:
Title:

[Signature Page to 2nd A&R Commitment Letter]

EXHIBIT A
Project Jedi
Senior Secured Term Loan Facility
Senior Secured ABL Facility

Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the letter agreement to which this Exhibit A is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
United Natural Foods, Inc., a Delaware corporation (the “Borrower”) intends to acquire (the “Acquisition”) a company identified to us as “Spring”, a Delaware corporation (the “Target”), pursuant to the Agreement and Plan of Merger, dated as of the Signing Date, among, inter alia, the Target, the Borrower and a wholly-owned subsidiary of the Borrower incorporated under the laws of the State of Delaware (“Merger Sub”) (together with the schedules and exhibits thereto, and as may be amended, modified, supplemented or waived from time to time in accordance with the terms herein and therein, the “Transaction Agreement”).
In connection with the foregoing, it is intended that:

a)
The Borrower will obtain (i) either (x) an increase in the U.S. Revolver Commitments and/or the Canadian Commitments under and as defined in that certain Third Amended and Restated Loan and Security Agreement, dated as of April 29, 2016, by and among the Borrower, Bank of America, N.A., as administrative agent and the other borrowers, agents and lenders party thereto (the “Existing ABL Facility”) in an aggregate principal amount of $1,100,000,000 (the “Incremental ABL Facility”) and an amendment to the Existing ABL Facility (i) to the extent necessary to permit the incurrence of the Term Loan Facility and the Incremental ABL Facility and matters related thereto, including authorizing the ABL Administrative Agent to execute and deliver an intercreditor agreement on the terms described in the other Exhibits attached hereto described herein, (ii) that provides that the “Borrowing Base” shall be deemed to be no less than $1,500,000,000 on the Closing Date (“Minimum Available ABL Amount”) and (iii) that provides that the borrowing under the Existing ABL Facility on the Closing Date of the Minimum Available ABL Amount is subject solely to conditions precedent that are analogous to and no more restrictive than those set forth in Exhibit D hereto (the “ABL Amendment”) or (y) in the event the ABL Amendment is not approved by the requisite lenders under the Existing ABL Facility on or prior to the Closing Date, an asset-based revolving facility in an aggregate principal amount of $2,000,000,000 comprised of (A) an asset-based revolving facility in an aggregate principal amount of $1,950,000,000 available for U.S. Borrowers and (B) an asset-based revolving facility in an aggregate principal amount of $50,000,000 available for the Canadian Borrower (collectively, the “Backstop ABL Facility” and, together with the Incremental ABL Facility, the “ABL Facility”) that will be used to replace the Existing ABL Facility and (ii) a senior secured term loan facility in an aggregate principal amount of $2,150,000,000 (the “Term Loan Facility” and, together with the ABL Facility, each, a “Facility” and collectively, the “Facilities”).

b)
The proceeds of (x) cash on hand and (y) the ABL Loans and the Term Loans made on the Closing Date will be used to fund (i) the payment of consideration pursuant to the terms and conditions of the Transaction Agreement (the “Purchase Consideration”), and the other payments contemplated by the Transaction Agreement, (ii) the repayment in full (or the termination, discharge or defeasance (or

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arrangements reasonably satisfactory to the Initial Lenders for the termination, discharge or defeasance (or, in the case of the Existing Term Facility, irrevocable notice for the repayment or redemption thereof will be given))) of all outstanding indebtedness (and the release of guarantees and liens securing such indebtedness) of (A) the Borrower and its subsidiaries under (1) that certain Term Loan Agreement, dated as of August 14, 2014, by and among the Borrower, Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties thereto, as amended on or prior to the Closing Date (the “Existing Term Facility”) and (2) in the case the ABL Amendment is not approved by the requisite lenders under the Existing ABL Facility on or prior to the Closing Date, the Existing ABL Facility, as amended on or prior to the Closing Date (provided that, for the avoidance of doubt, any letters of credit outstanding under the Existing ABL Facility that are cash collateralized or otherwise backstopped or “rolled over” into the Backstop ABL Facility shall be permitted to remain outstanding) and (B) the Target and its subsidiaries under (1) the Second Amended and Restated Term Loan Credit Agreement, dated as of January 31, 2014, by and among the Target, Goldman Sachs Bank USA, as administrative agent, the lenders party thereto and the other parties thereto, as amended on or prior to the Closing Date, (2) that certain Amended and Restated Credit Agreement, dated as of March 21, 2013, by and among the Target, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the other parties thereto, as amended on or prior to the Closing Date (provided that, for the avoidance of doubt, any letters of credit outstanding thereunder that are cash collateralized or otherwise backstopped or “rolled over” into the Backstop ABL Facility shall be permitted to remain outstanding) (the “Target ABL Facility”), (3) the Target’s 6.75% Senior Notes due June 1, 2021 and (4) the Target’s 7.75% Senior Notes due November 15, 2022 (the repayment, termination, discharge, defeasance, arrangement and release of all such indebtedness in this clause (ii), the “Closing Date Refinancing”), (iii) fees and expenses incurred in connection with the foregoing and transactions related thereto (such fees and expenses, the “Transaction Costs”) and (iv) with respect to the ABL Facility, working capital and general corporate purposes.

c)	On the Closing Date, the Acquisition will be effected via the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving entity of such Merger.
For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date that the loans under the Facilities are funded and, substantially concurrently therewith, the Transaction is consummated. The transactions described above, together with the transactions related thereto (including the payment of all Transaction Costs), are collectively referred to herein as the “Transactions”.
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C-I-2
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EXHIBIT B
Project Jedi
$2,150,000,000 Senior Secured Term Loan Facility
Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	United Natural Foods, Inc.
Term Loan Administrative Agent:
Goldman Sachs Bank USA (“GS Bank”) will act as the sole administrative agent and sole collateral agent (in such capacities and together with its successors and permitted assigns, the “Term Loan Administrative Agent” and, collectively with the New ABL Agent (as defined in Exhibit C), the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors (other than Disqualified Institutions) (together with the Initial Term Loan Lenders, the “Term Lenders” and, collectively with the ABL Lenders (as defined in Exhibit C), the “Lenders”) reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed).

Term Loan Lead Arrangers and Bookrunners:	GS Bank, MLPFS and US Bank (collectively, in such capacities, the “Term Loan Lead Arrangers” and, together with the ABL Lead Arrangers (as defined in Exhibit C), the “Lead Arrangers”).
Term Loan Facility:
A term loan facility in an aggregate principal amount of $2,150 million (the “Term Loan Facility”; loans incurred under the Term Loan Facility shall be the “Term Loans”). The Term Loan Facility will be available to the Borrower in U.S. Dollars.

Use of Proceeds: The proceeds of Term Loans will be applied on the Closing Date, together with cash on hand and any amount drawn under the ABL Facility, to (a) finance a portion of the Purchase Consideration and (b) pay Transaction Costs.

Availability: The full amount of Term Loans must be drawn in a single drawing on the Closing Date. Amounts repaid or prepaid under the Term Loan Facility may not be reborrowed.
Interest Rates and Fees: As described on Annex I to this Exhibit B.

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Maturity and Amortization:  The Term Loan Facility will mature on the day that is seven (7) years after the Closing Date (the “Maturity Date”) and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of its original principal amount (subject to reduction in connection with debt prepayments and debt buy backs), commencing the second full fiscal quarter after the Closing Date, with the balance payable on the final maturity date.

Guarantees:
All obligations of the Borrower under the Term Loan Facility will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower to the extent permitted by applicable law and subject to exceptions and limitations consistent with the Existing Term Facility and other customary exceptions to be mutually agreed upon between the Borrower and the Term Loan Administrative Agent (as defined below) (collectively, the “Term Loan Guarantors” and the Term Loan Guarantors, together with the Borrower, the “Term Loan Loan Parties”; and, the Term Loan Guarantors together with the ABL Guarantors, the “Guarantors”; and, the Term Loan Loan Parties together with the ABL Loan Parties, the “Loan Parties”); provided, that on the Closing Date, each ABL Guarantor will also be a Term Loan Guarantor; provided, further, that subsidiaries that are not “eligible contract participants” (after giving effect to any “keepwell” provisions) shall not guarantee swap obligations to the extent it is illegal or unlawful under the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant”. Notwithstanding the foregoing, it is understood and agreed that there shall be no guarantees governed under the laws of any non-U.S. jurisdiction.

Security:
Subject to the Certain Funds Provision and the provisions of the immediately following paragraph and consistent with the Existing Term Facility, the obligations of Borrower and the Term Loan Guarantors in respect of the Term Loan Facility will be secured by (a) a perfected first-priority (subject to exceptions consistent with the Existing ABL Facility and the Existing Term Facility) security interest in the Term Loan Priority Collateral (as defined in Exhibit C) and (b) a perfected second-priority (subject to permitted liens, including in respect of the applicable ABL Facility, and other exceptions consistent with the Existing ABL Facility and the Existing Term Facility) security interest in the ABL Priority Collateral (as defined in Exhibit C) (the foregoing, collectively, the “Collateral”), in each case, subject to permitted liens and to certain exceptions and limitations consistent with the Existing ABL Facility and the Existing Term Facility and other customary exceptions to be mutually agreed upon between the Borrower and the Term Loan Administrative Agent.

Notwithstanding anything to the contrary, the Borrower and the Term Loan Guarantors shall not be required, nor shall the Term Loan Administrative Agent be authorized, (i) to perfect the above described pledges, security, interests and mortgages by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), (B) filings in United States government offices with respect to intellectual property as expressly required in the Term Loan Facility Documentation, (C) delivery to the Term Loan Administrative Agent, for its possession, of all Collateral consisting of material intercompany notes and stock certificates of the Borrower and its material wholly-owned restricted subsidiaries and material instruments, issued to the Borrower or a Guarantor or (D) mortgages in respect of fee owned real property located in the U.S. with a fair market value in excess of an amount to be mutually agreed between the Borrower and the Term Loan Administrative Agent, in each case expressly required in the Term Loan Facility Documentation, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or contract, (iii) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests or to perfect any security interests, including with respect to any intellectual property registered outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdictions) or (iv) except as expressly set forth above, to take any other action with respect to any Collateral to perfection through control agreements or to otherwise perfect by “control”.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Term Loan Documentation Principles and subject to exceptions permitted under the Term Loan Facility Documentation. Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this “Security” section shall be subject to the Certain Funds Provision.

Intercreditor Matters:
The lien priority, relative rights and other creditors’ rights issues in respect of the Term Loan Facility and the ABL Facility will be set forth in a customary intercreditor agreement consistent with the Term Loan Documentation Principles and the ABL Documentation Principles.

Uncommitted Incremental Facilities:
After the Closing Date, the Borrower will have the right to solicit the existing Term Lenders or prospective lenders determined by the Borrower to provide (x) incremental commitments consisting of one or more new tranches of revolving credit facilities available under the Facilities Documentation (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Term Loan Facility Documentation (each, a “Incremental Term Facility” and together with any Incremental Revolving Facility, the “Incremental Facilities”) in an aggregate amount not to exceed the pro forma Consolidated EBITDA (to be defined in a manner consistent with the Term Loan Documentation Principles and including, without limitation, customary pro forma adjustments to include run-rate synergies management expects to be realized, subject to customary parameters to be agreed) on the Closing Date (the “Incremental Fixed Dollar Basket”), plus (2) all voluntary prepayments of the Term Loan Facility, any Incremental Term Facility and permanent commitment reductions of any Incremental Revolving Facility (except to the extent funded with the proceeds of the incurrence of long-term indebtedness), plus (3) an unlimited amount so long as, in the case of this clause (3), after giving effect to the incurrence of such amount, any acquisition consummated in connection therewith and all other appropriate pro forma adjustments, (x) if such Incremental Facility is secured on a pari passu basis with the Term Loans, the Consolidated First Lien Net Leverage Ratio (as defined below) is equal to or less than the pro forma Consolidated First Lien Net Leverage Ratio on the Closing Date, (y) if such Incremental Facility is secured on a junior basis to the Term Loans, the Consolidated Secured Net Leverage Ratio (as defined below) is equal to or less than the pro forma Consolidated Secured Net Leverage Ratio on the Closing Date or (z) if such Incremental Facility is unsecured, the Consolidated Total Net Leverage Ratio (as defined below) is equal to or less than the pro forma Consolidated Total Net Leverage Ratio on the Closing Date, in each case, after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments, and assuming for purposes of this calculation that (i) the full committed amount of any Incremental Revolving Facility and any Incremental Equivalent Debt then being incurred at such time shall be treated as outstanding and (ii) cash proceeds of any such Incremental Facility and Incremental Equivalent Debt then being incurred shall not be netted from indebtedness (provided, however, that if amounts incurred under this clause (3) are incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (1) and/or clause (2) above, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, shall be permitted to exceed the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio, as applicable, to the extent of such amounts incurred in reliance on clause (1) and/or clause (2)), on terms agreed by the Borrower and the lender(s) providing the respective Incremental Facility (it being understood that (A) if the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, incurrence test is met, then, at the election of the Borrower, any Incremental Facility may be incurred under clause (3) above regardless of whether there is capacity under clause (1) and/or clause (2) above and (B) any portion of any Incremental Facility incurred in reliance on clause (1) and/or clause (2) shall be reclassified, as the Borrower may elect from time to time, as incurred under clause (3) if the Borrower meets the applicable leverage ratio under clause (3) at such time on a pro forma basis); provided that:

(i) (a) no event of default (or, in the case of an Incremental Facility the proceeds of which will be used to finance a Permitted Acquisition or other similar permitted investment or repayment of indebtedness that requires an irrevocable prepayment or redemption notice, no payment or bankruptcy event of default) exists or would exist after giving effect thereto and (b) the representations and warranties in the Term Loan Facility Documentation shall be true and correct in all material respects (provided that, in the case of an Incremental Facility used to finance a Permitted Acquisition or other similar permitted investment or repayment of indebtedness that requires an irrevocable prepayment or redemption notice, only the Specified

Representations (conformed as necessary for such Permitted Acquisition) shall be required to be true and correct in all material respects),

(ii) any Incremental Facility shall rank pari passu or junior in right of payment with the Facilities and will either be secured on a pari passu or junior basis with the Term Loan Facility by the same Collateral securing the Term Loan Facility or be unsecured, and shall not be secured by any lien on the assets of any Term Loan Loan Party that does not also secure the then outstanding Term Loan Facility, or be guaranteed by any subsidiary other than a Term Loan Loan Party under the then outstanding Term Loan Facility, and

(iii) loans to be made under any Incremental Facility (each, under any Incremental Term Facility, an “Incremental Term Loan” and, each, under any Incremental Revolving Facility, an “Incremental Revolving Loan” and, collectively with Incremental Term Loans, the “Incremental Loans”) shall be subject to terms determined by the Borrower and the lenders providing such Incremental Facility, except that:

(1) in connection with any Incremental Term Loans, unless any Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), (a) if the “effective margin” applicable to any Incremental Term Loans that are pari passu in right of payment and security with the initial Term Loans (which (x) shall be deemed to include all upfront or similar fees or OID (amortized over the shorter of (1) the weighted average life to maturity of such loans and (2) four years) payable to all lenders providing such Incremental Term Loans, (y) if such Incremental Term Loans include an interest rate floor greater than the applicable interest rate floor under the initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the initial Term Loans shall be increased to the extent of such differential between interest rate floors and (z) shall exclude structuring, underwriting, ticking, arrangement, amendment, consent, commitment and other fees payable in connection therewith) determined as of the initial funding date for such Incremental Term Loans, exceeds the “effective margin” applicable to the initial Term Loans (determined on the same basis as provided above) by more than 0.50%, then the “effective margin” for the initial Term Loans shall be increased so that the “effective margin” thereof equals the “effective margin” of such Incremental Term Loans, minus 0.50% (all adjustments made pursuant to this clause (iii)(1)(a), the “MFN Adjustment”); provided  that if any Incremental Term Loan is incurred more than 12 months after the Closing Date, the MFN Adjustments shall not apply, (b) the final stated maturity date for any

Incremental Term Loans may be the same as or later (but not sooner) than the final stated maturity date applicable to the then-existing Term Loans, (c) the average weighted life to maturity of such Incremental Term Loans shall be no shorter than the average weighted life to maturity applicable to the then-existing Term Loans (without giving effect to any amortization or prepayments on the outstanding Term Loans), (d) the Borrower may issue, in lieu of any Incremental Term Loans, first lien secured or junior lien secured or unsecured notes, first lien loans, junior lien loans, unsecured loans, or secured or unsecured “Mezzanine” debt (“Incremental Equivalent Debt”) (in each case, (x) if in the form of junior lien or unsecured loans or notes, with a maturity at least 91 days after the maturity of the then existing Term Loans (or if in the form of first lien secured loans or notes, with a maturity no earlier than the maturity of the then existing Term Loans), (y) not guaranteed by any subsidiary other than a Term Loan Loan Party under the then outstanding Term Loan Facility and (z) to the extent secured, subject to customary intercreditor terms to be consistent with the Term Loan Documentation Principles and not secured by any lien on the assets of any Term Loan Loan Party that does not also secure the then outstanding Term Loan Facility) if the applicable conditions to effecting and borrowing under an Incremental Term Facility (as if such Incremental Equivalent Debt were an Incremental Term Loan) would have been satisfied, provided that, the provisions of the preceding clause (iii)(1)(a) shall not apply other than with respect to any loans that are pari passu with the Term Loans in security and right of payment, and clauses (iii)(1)(b) and (iii)(1)(c) shall not apply to any customary bridge facility so long as the long-term debt into which any such customary bridge facility is to be converted satisfies such clauses; provided further that (x) mandatory prepayments shall not be permitted to be applied to any Incremental Term Facility or Incremental Equivalent Debt on a greater than pro rata basis relative to the initial Term Loans (except with respect to mandatory prepayments with the proceeds of Refinancing Facilities or Refinancing Notes) and (y) the covenants, events of default and guarantees of such Incremental Term Loans or Incremental Equivalent Debt, if not consistent with the terms of the corresponding Term Loans, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Term Loans unless (1) lenders under the Term Loan Facility also receive the benefit of such more restrictive terms or (2) such more restrictive terms apply after the maturity date of the initial Term Loan Facility; and

(2) in connection with any Incremental Revolving Loans, (a) the final stated maturity date for any Incremental Revolving Loans may be the same as or later (but not sooner) than the final stated maturity date applicable to the ABL Facility, (b) any Incremental Revolving Loans shall not be subject to (x) any mandatory prepayments other than those customary mandatory prepayments in connection with the Incremental Revolving Loans under any Incremental Revolving Facility exceeding the commitments thereunder or (y) any mandatory commitment reductions or scheduled amortization payments and (c) the covenants, events of default and guarantees of any Incremental Revolving Loans shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the Term Loans.

Existing lenders under the Facilities may, but shall not be obligated to without their prior written consent, provide a commitment and/or make any loans pursuant to any Incremental Facility, and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility. The use of proceeds, if any, of any Incremental Facility will be as agreed by the Borrower and the lenders providing such Incremental Facility.

“Consolidated First Lien Net Leverage Ratio” shall mean the ratio of (i) consolidated first lien net debt (consisting of indebtedness for borrowed money (including, for the avoidance of doubt, any amounts outstanding under the ABL Facility), capitalized lease obligations, purchase money debt and drawn and unreimbursed letters of credit as reflected on the balance sheet of the Borrower and its restricted subsidiaries, in each case secured, in whole or in part, by first priority liens on the assets of the Borrower or any restricted subsidiary), minus unrestricted cash and cash equivalents (excluding for purposes of any calculation of the Consolidated First Lien Net Leverage Ratio in connection with the incurrence of any indebtedness, the cash proceeds of such incurrence) to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered (or were required to have been delivered) pursuant to the Term Loan Facility Documentation.

“Consolidated Secured Net Leverage Ratio” shall mean the ratio of (i) consolidated secured net debt (consisting of indebtedness for borrowed money (including, for the avoidance of doubt, any amounts outstanding under the ABL Facility), capitalized lease obligations, purchase money debt and drawn and unreimbursed letters of credit as reflected on the balance sheet of the Borrower and its restricted subsidiaries, in each case secured, in whole or in part, by liens on the assets of the Borrower or any restricted subsidiary), minus unrestricted cash and cash equivalents (excluding for purposes of any calculation of the Consolidated Secured Net Leverage Ratio in connection with the incurrence of any indebtedness, the cash proceeds of such incurrence) to (ii) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered (or were required to have been delivered) pursuant to the Term Loan Facility Documentation.

“Consolidated Total Net Leverage Ratio” shall mean the ratio of (i) consolidated net debt (consisting of indebtedness for borrowed money, capitalized lease obligations, purchase money debt and drawn and unreimbursed letters of credit as reflected on the balance sheet of the Borrower and its restricted subsidiaries), minus unrestricted cash and cash equivalents (excluding for purposes of any calculation of the Consolidated Total Net Leverage Ratio in connection with the incurrence of any indebtedness, the cash proceeds of such incurrence) to (ii) Consolidated

EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered (or were required to have been delivered) pursuant to the Term Loan Facility Documentation.
Refinancing Facilities:
The Term Loan Facility Documentation will permit the Borrower to refinance loans under the Term Loan Facility or any Incremental Term Facility or commitments under the Incremental Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each a “Refinancing Revolving Facility” and, together with any Refinancing Term Facility, collectively, the “Refinancing Facilities”), respectively, under the Term Loan Facility Documentation solely with the consent of the Borrower and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility and with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Term Loan Facility (such notes or loans, “Refinancing Notes”); provided that (i) with respect to Refinancing Facilities or Refinancing Notes that are secured, customary intercreditor agreements are entered into which are reasonably acceptable to the Borrower and Term Loan Administrative Agent, (ii) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Loan Facility or Incremental Term Facility being refinanced (without giving effect to any amortization or prepayments on the outstanding Term Loans or Incremental Term Loans, as applicable) or, with respect to any Refinancing Notes, have mandatory prepayment provisions (other than related to customary asset sale (or similar event) and change of control offers or prepayments and customary acceleration rights after an event of default) that would result in mandatory prepayment of such Refinancing Notes prior to the loans under the Term Loan Facility being refinanced (it being understood the Borrower shall be permitted to prepay or offer to purchase any first lien secured Refinancing Notes pursuant to the second paragraph of the “Mandatory Prepayments” section below), (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iv) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate principal amount of the applicable class under the Facilities being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses related thereto and such Facilities being refinanced or replaced will be permanently reduced on a dollar-for-dollar basis concurrently with the issuance of such Refinancing Facility or Refinancing Notes, (v) the Term Loan Facility Documentation will contain provisions providing for the pro rata treatment of the payment, borrowing, participation and commitment reduction of any Incremental Revolving Facility and any Refinancing Revolving Facility, (vi) any Refinancing Facility or Refinancing Notes, to the extent secured, shall not be secured by any lien on any asset of any Term Loan Loan Party that does not also secure the then outstanding applicable Term Loans, or be guaranteed by any Subsidiary other than the Term Loan Guarantors under the then outstanding Term Loans, (vii) the other terms and conditions of such Refinancing Facilities or

Refinancing Notes (excluding pricing, fees and optional prepayment or redemption terms which shall be determined in good faith by the Borrower) shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (y) if not consistent with the terms of the corresponding class under the Term Loan Facility, not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the applicable class under the Term Loan Facility (or any revolving credit facility thereunder) being refinanced or replaced unless (1) the Term Lenders under the corresponding class under the Term Loan Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply only after the maturity date of the Term Loan Facility. In connection with any Refinancing Facility or Refinancing Notes, the Term Loan Facility Documentation will provide the Borrower the right to require the applicable Term Lenders or lenders in respect of any Incremental Facility to assign their loans and commitments to the providers of any such Refinancing Facility or Refinancing Notes.

Mandatory Prepayments:	The Term Loans shall be prepaid with:

(a)
100% of the net cash proceeds from issuances of debt by the Borrower or any of its restricted subsidiaries (with appropriate exceptions for all permitted indebtedness (other than Refinancing Term Facilities and Refinancing Notes) and the Incremental Facilities);

(b)
for each fiscal year of the Borrower (beginning with the first full fiscal year following the Closing Date) 50% (with step-downs to 25% and 0% if the Consolidated First Lien Net Leverage Ratio is less than 0.50:1.00 and 1.00:1.00 inside the Consolidated First Lien Net Leverage Ratio as of the Closing Date) of the Borrower’s annual excess cash flow (to be defined consistent with the Term Loan Documentation Principles (such definition to provide for a deduction from excess cash flow, without duplication among periods, of cash used (or to be used within a time period to be mutually agreed and consistent with the Term Loan Documentation Principles) to finance permitted acquisitions, other investments and capital expenditures (to the extent such amount are used or to be used within agreed upon time period for permitted acquisitions, other investments and capital expenditures, including any of the foregoing for which a binding agreement (or binding commitment) then exists and subject to reversal if such case is not so used within such agreed time period and to the extent not financed with long term debt proceeds) and for certain restricted payments, permitted tax distributions, scheduled payments of indebtedness and prepayments of other indebtedness, subject to limitation consistent with the Term Loan Documentation Principles, and to include a dollar-for-dollar credit for the following (to the extent not financed with long-term debt proceeds): (x) voluntary permanent prepayments of (i) the Term Loan Facility and any Incremental Term Facility, any Incremental Equivalent Debt, any Refinancing Notes and any Refinancing Term Facility, in each case that is secured on a pari passu basis with the Term Loan Facility (in each case, including any debt buyback, but limited to the actual cash amount paid by Borrower in connection with such buyback) and (ii) the ABL Facility, any Incremental Revolving Facility, any Refinancing Revolving Facility and any revolving facility refinancing, replacing or extending any of the foregoing (to the extent accompanied by a permanent reduction of the relevant commitment) and (y) repayment of the ABL Loans made to account for any additional OID or upfront fees that are implemented pursuant to the “market flex” provisions of the Fee Letter; and

(c)
100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower or any of its restricted subsidiaries (including casualty insurance and condemnation proceeds and to the extent not consummated prior to the Closing Date and the net proceeds thereof not applied to reduce pension liabilities on a dollar-for-dollar basis, dispositions in whole or in part of the retail business of the Target (collectively, the “Specified Disposition”), but with exceptions for ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer used or useful in the business (other than the Specified Disposition) and other exceptions to be consistent with the Term Loan Facility Documentation) in excess of an individual and annual threshold amount to be agreed and (other than with respect to proceeds of the Specified Disposition) subject to a 100% reinvestment right if reinvested (or committed to be reinvested) within 18 months of such sale or disposition (or 24 months in the event a binding letter of intent is entered into within such 18-month period).

Mandatory prepayments shall be applied pro rata among classes of term loans, except that (i) the Borrower may direct that proceeds of Refinancing Term Facilities or Refinancing Notes shall be applied to the class or classes of term loans to be refinanced as selected by the Borrower and (ii) Incremental Term Facilities and Refinancing Term Facilities may participate in mandatory prepayments on a less than pro rata basis. Mandatory prepayments of the Term Loans shall be applied to scheduled installments thereof in direct order of maturity (without premium or penalty); provided, that the Term Loan Facility Documentation shall provide that in the case of mandatory prepayments pursuant to clauses (b) or (c) above, a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any Refinancing Notes or Incremental Equivalent Debt (collectively, “Additional Debt”), in each case secured on a pari passu basis with the Term Loan Facility and if required under the terms of the applicable documents governing such Additional Debt.

All prepayments referred to in clauses (a) through (c) above are subject to there being no adverse tax consequences and to permissibility under (i) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material constituent document restrictions (including as a result of minority ownership by third parties)

and other material agreements (so long as any prohibition is not created in contemplation of such prepayment). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries as long as not required to be prepaid in accordance with the following provisions. Borrower and its restricted subsidiaries will undertake to use reasonable efforts to overcome or eliminate any such restrictions (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant prepayment. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates and arising as a result of compliance with the preceding sentence.

Any Term Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment (other than with respect to Refinancing Notes and Refinancing Term Facilities) (each, a “Declining Term Loan Lender”). Any prepayment amount declined by a Declining Term Loan Lender may be retained by the Borrower (“Retained Declined Proceeds”).

Voluntary Prepayments:
Voluntary prepayments of borrowings under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon between the Borrower and the Term Loan Administrative Agent consistent with the Term Loan Documentation Principles, without premium or penalty (except the Prepayment Premium referred to below), subject to reimbursement of the Term Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR Loans prior to the last day of the relevant interest period. Voluntary prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower (and absent such direction, in direct order of maturity). All voluntary prepayments shall be applied to the class or classes of Term Loans as selected by the Borrower.

Prepayment Premium:
Voluntary prepayments and mandatory prepayments (or repricing or refinancing through any waiver, consent or amendment, including any mandatory assignment in connection therewith) of initial Term Loans made pursuant to clause (a) of the “Mandatory Prepayments” section of this Term Sheet prior to the date that is six months after the Closing Date will be subject to a prepayment premium of 1.00% (the “Prepayment Premium”) of the principal amount prepaid, refinanced or amended to the extent constituting a Repricing Transaction. “Repricing Transaction” shall mean (i) any prepayment or repayment of initial Term Loans with the proceeds of, or any conversion of initial Term Loans into, any new or replacement tranche of senior secured term loans under credit facilities the primary purpose of which is to reduce the all-in-yield applicable to the initial Term Loans and (ii) any amendment to the initial Term Loan Facility (or any exercise of any “yank-a-bank” rights in connection therewith) the primary purpose of which is to reduce the all-in-yield applicable to the initial Term Loans (with the all-in-yield, in each case, calculated in a manner consistent with the MFN Adjustment); provided that such Prepayment Premium shall not apply if such refinancing or amendment is in connection with a “change of control” transaction, initial public offering or any transformative acquisition.

Term Loan Facility Documentation:
The definitive documentation with respect to the Term Loan Facility (the “Term Loan Facility Documentation”) will be initially prepared by counsel to the Borrower based on a recent precedent to be agreed for a similarly-situated borrower in the syndicated term loan “B” market to be mutually agreed, will contain only those mandatory prepayments set forth above in this Term Sheet and representations, warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth below in this Term Sheet, in each case applicable to the Borrower and its restricted subsidiaries, with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed, with changes and modifications that reflect the “market flex” provisions of the Fee Letter and shall be no less favorable (except as expressly set forth in this Exhibit B) to the Borrower and its subsidiaries than the Existing Term Facility (collectively, the “Term Loan Documentation Principles”). Notwithstanding the foregoing, all leases of the Borrower, the Guarantors and the respective restricted subsidiaries of the Borrower or Subsidiary Guarantors that are or would be treated as operating leases for purposes of GAAP as of the Signing Date shall be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” under the Term Loan Facility Documentation regardless of any change to GAAP following such date which would otherwise require such leases to be treated as capital leases; provided that financial reporting shall not be affected thereby. The Term Loan Facility Documentation will contain customary European Union bail-in and Beneficial Ownership Regulation provisions and, to the extent applicable, Department of Labor lender regulatory representations. The Term Loan Facility Documentation shall be subject in all respects to the Certain Funds Provision.

Representations and Warranties:
Consistent with the Term Loan Documentation Principles and include (and limited to) the following (to be applicable to the Borrower and its restricted subsidiaries): pro forma financial statements; no Material Adverse Effect (as defined below) after the Closing Date; legal existence; compliance with laws (including, without limitation, anti-terrorism laws, FCPA and OFAC); organizational power and authority; due authorization, execution, delivery and enforceability of the Term Loan Facility Documentation; no violation of or conflict with law, organizational documents or material debt agreements; government approvals; material litigation; ownership of material property; intellectual property; taxes; the Patriot Act; Beneficial Ownership Certification; FCPA; Sanctions (including OFAC); Federal Reserve regulations; ERISA and Canadian pension regulations; Investment Company Act; environmental matters; labor matters; governmental consents; solvency on the Closing Date; accuracy of written disclosure; the Patriot Act; PACA and PSA, and creation, perfection and validity of security interests (subject to permitted liens and other exceptions to perfection to be mutually agreed and consistent with the Term Loan Documentation Principles).

“Material Adverse Effect” means any event, circumstance or condition that has had a material and adverse effect on (a) the business, results of operations or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and its restricted subsidiaries, taken as a whole, to perform their material payment obligations under the Facilities Documentation or (c) material remedies (taken as a whole) of the Administrative Agent and the Lenders under the Facilities Documentation.

Conditions Precedent:
The availability of the Term Loan Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that conditions set forth in Exhibit D are subject, in all respects, to the Certain Funds Provision.

Affirmative Covenants:
Consistent with the Term Loan Documentation Principles (to be applicable to the Borrower and its restricted subsidiaries) and limited to the following: delivery of consolidated annual audited financial statements within 120 days of the end of each fiscal year without any going concern qualification or exception (except to the extent such qualification or exception is a result of a current maturity of indebtedness or any actual or prospective default of any financial covenant) and, for each of the first three fiscal quarters of any fiscal year, quarterly unaudited financial statements within 45 days for each of the first three fiscal quarters of any fiscal year; together with the delivery of annual financials, customary management discussion and analysis; together with the delivery of quarterly financials, summary management discussion and analysis; quarterly lender calls at the Term Loan Administrative Agent’s request; annual budgets and quarterly (for the first three fiscal quarters of each fiscal year) and annual compliance certificates; payment of material taxes; maintenance of existence; compliance with laws; maintenance of property (subject to casualty, condemnation and normal wear and tear) and adequate insurance; maintenance of books and records; right of the Term Loan Administrative Agent to inspect property and books and records (subject to frequency and cost reimbursement limitations consistent with the Term Loan Documentation Principles and other than information subject to confidentiality obligations or attorney-client privilege and other exceptions to be agreed); information (including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation); notices of events of default; changes in fiscal year; designation and re-designation of restricted and unrestricted subsidiaries; notices of litigation and ERISA events which, in either case, result in a Material Adverse Effect; use of proceeds; further assurances with respect to the Collateral and Guarantees; material changes in lines of business (other than lines of business complementary, ancillary, synergistic or incidentally related to then-existing lines of business); commercially reasonable efforts to maintain public ratings (but not to maintain a specific rating); in each case, all with customary materiality qualifiers, exceptions and limitations to be agreed upon and consistent with the Term Loan Documentation Principles.

Negative Covenants:
Consistent with the Term Loan Documentation Principles (to be applicable to the Borrower and its restricted subsidiaries) and limited to the following (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon and which shall be consistent with the Term Loan Documentation Principles):

1. Limitation on asset sales (with exceptions to include, without limitation, the Specified Disposition).
2. Limitation on mergers, liquidations, dissolutions and other fundamental changes.
3. Limitations on dividends, stock repurchases and redemptions of equity interests.

4. Limitation on incurrence of indebtedness (with exceptions to include, without limitation, the Facilities, any Incremental Facility, Refinancing Facility, Incremental Equivalent Debt or Refinancing Notes or and any permitted refinancings thereof).

5. Limitation on investments.
6. Limitation on liens (with exceptions to include liens securing the Facilities (including any Incremental Facility and any Refinancing Facility), Incremental Equivalent Debt and Refinancing Notes).
7. Limitations on restrictions on distributions from subsidiaries and granting of negative pledge clauses.

8. Limitations on prepayments, redemptions and repurchases of certain material debt that is subordinated in right of payment or security to the Facilities or is unsecured, excluding for the avoidance of doubt, the ABL Loans.

9. Limitations on amendments to organizational documents and material Junior Debt documents, in each case, solely to the extent such amendments are materially adverse to the Term Lenders.
10. Limitations on transactions with affiliates.

Unless an event of default has occurred and is continuing or would result therefrom (at the time of execution of a binding agreement in respect thereof), the Borrower and its restricted subsidiaries may make acquisitions (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant and (ii) if the Borrower or any of its restricted subsidiaries acquires the majority of the equity interests of any person in connection with such acquisition such person will, subject to the right of the Borrower to designate an unrestricted subsidiary and (subject to a cap on amounts invested by Term Loan Loan Parties in entities that do not become (or assets that do not become owned by) Term Loan

Loan Parties) become a restricted subsidiary and, solely to the extent required by and subject to the limitations set forth in, “Guarantee”” and “Security” and the immediately preceding parenthetical above, the acquired company and its subsidies will become Term Loan Guarantors and pledge their Collateral to the Term Loan Administrative Agent.

The Borrower will be also permitted to utilize an “Available Additional Basket” in an amount equal to (a) a fixed amount to be agreed, plus (b) 50% of cumulative consolidated net income (to be defined consistent with the Term Loan Documentation Principled), plus (c) the proceeds of new public or private qualified equity issuances by, and capital contributions to, the Borrower after the Closing Date, plus (d) debt and disqualified stock which have been exchanged or converted into qualified equity of the Borrower (and any direct or indirect parent thereof) after the Closing Date, plus (e) the proceeds of sales of investments made under the Available Additional Basket, plus (f) without duplication of amounts under clause (e) above, returns, profits, distributions and similar amounts received on investments made under the Available Additional Basket (up to the amount of the original investment), plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries, in each case up to the amount of the original investment made in such unrestricted subsidiary under the Available Additional Basket, plus (h) the amount of Retained Declined Proceeds, plus (i) the sale of equity interests or assets of an unrestricted subsidiary, joint venture or minority investment that has been re-designated as a restricted subsidiary or that has been merged or consolidated into a Term Loan Party or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary, joint venture or minority investment that have been transferred to a Term Loan Loan Party or any of its restricted subsidiaries, in each case up to the amount of the original investment made in such unrestricted subsidiary, joint venture or minority investment under the Available Additional Basket, plus (k) certain other items to be mutually agreed and consistent with the Term Loan Documentation Principles, in the case of each of the foregoing clauses (a) through (k), to the extent not otherwise applied to make investments to other restricted payments (including subordinated debt prepayments, redemptions or repurchases); provided that, to the extent such amounts are to be utilized for dividends, stock repurchases and redemptions of equity interests or for prepayments, redemption and repurchases of Junior Debt, the unused amounts under the Available Additional Basket shall only be available so long as (x) no event of default has occurred and is continuing and (y) the Borrower shall be in compliance, on a pro forma basis, with a Consolidated Total Net Leverage Ratio to be agreed (the “Available Additional Basket Conditions”).

Limited Condition Transactions:	Consistent with the Term Loan Documentation Principles.
Financial Covenant:	None.
Unrestricted Subsidiaries:	The Term Loan Facility Documentation will contain provisions pursuant to which, so long as no event of default is continuing, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, if, on a pro forma basis, the Borrower would be in compliance with a maximum Consolidated Total Net Leverage Ratio equal to the Consolidated Total Net Leverage Ratio on the Closing Date, provided, (x) such designation of a restricted subsidiary as an unrestricted shall be deemed to constitute the incurrence of indebtedness and liens of such subsidiary (and reduction in an outstanding investment). Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the Term Loan Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios or baskets contained in the Term Loan Facility Documentation.

Events of Default:
Consistent with the Term Loan Documentation Principles (to be applicable to the Borrower and its restricted subsidiaries) and limited to the following (with grace periods, baskets and materiality thresholds to be mutually agreed upon and consistent with the Term Loan Documentation Principles): nonpayment of principal; nonpayment of interest with a grace period of 5 business days; nonpayment of fees or other amounts with a grace period of 10 business days; any representation or warranty in the Term Loan Facility Documentation proving to have been materially incorrect when made or deemed made; failure to perform or observe covenants set forth in the Term Loan Facility Documentation within a specified period of time where appropriate (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the Term Loan Administrative Agent (other than in respect of maintenance of the Borrower’s existence and notices of default); cross-default (other than with respect to the ABL Facility) and cross-acceleration to debt in excess of a materiality threshold; cross-acceleration to the ABL Facility; bankruptcy and insolvency defaults (with a 60 day grace period for involuntary proceedings); final monetary judgment defaults to the extent not covered by indemnities or insurance above a materiality threshold (with a 60 day grace period); customary ERISA events that would result in a Material Adverse Effect; invalidity of material guarantees or impairment of security of a material portion of the Collateral; and change of control (to be defined in a manner consistent with the Term Loan Documentation Principles)).

Voting:
Amendments and waivers of the Term Loan Facility Documentation will require the approval of Term Lenders holding more than 50% of the aggregate amount of loans and commitments under the Facilities (the “Required Term Lenders”), except that (a) only the consent of each directly and adversely affected Lender (and not the Required Term Lenders) shall be required with respect to (i) increases in commitments of such Term Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Term Lender), (ii) reductions of principal, interest or fees payable to such Term Lender

(other than waivers of default interest, a default or event of default or mandatory prepayment), provided that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees, (iii) extensions of final scheduled maturity or scheduled times for payment of principal, interest or fees owing to such Term Lender (it being understood and agreed that the waiver of any mandatory prepayment, default interest, default or event of default shall only require the consent of the Required Term Lenders) and (iv) alterations of such Lender’s pro rata sharing of payments, (b) the consent of all Term Lenders shall be required with respect to (i) releases of all or substantially all of the Term Loan Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted) and (ii) reductions to any of the voting percentages, and (c) the consent of the Term Loan Administrative Agent shall be required with respect to amendments and waivers directly adversely affecting its rights or duties; it being understood that (i) additional extensions of credit permitted under the Term Loan Facility Documentation shall not require the consent of all Term Lenders but instead shall only require the consent of each Term Lender extending such credit, (ii) any applicable intercreditor agreement may be amended solely with the consent of the Term Loan Administrative Agent to give effect thereto or to carry out the purposes thereof and (iii) there shall be no “class” voting requirement for amendments, modifications or supplements to the Term Loan Facility Documentation.

The Term Loan Facility Documentation shall contain a mechanism to permit the Borrower (a) with the consent of each directly and adversely affected Term Lender under the Term Loan Facility, but without the consent of any other Term Lender or the Required Term Lenders, to extend the maturity date and to provide for different interest rates and fees and prepayments for the Term Lender providing such extended maturity date, so long as an offer to extend the final expiration or maturity date of the applicable Facility is made to all Term Lenders of the applicable class on a pro rata basis pursuant to procedures established by the Term Loan Administrative Agent and (b) with the consent of each directly and adversely affected Term Lender under the applicable Facility (but no other Term Lender) to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Term Loans and/or Revolving Loans held by such Term Lender.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Term Lenders or all directly and adversely affected Term Lenders, if the consent to such Proposed Change of other Term Lenders whose consent is required is not obtained (but the consent of the Required Term Lenders or more than 50% (in principal amount) of the directly and adversely affected Term Lenders, as applicable, is obtained) (any such Term Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Term Loan Administrative Agent,

(x) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Term Loan Facility Documentation with respect to the applicable class or classes of loans to an assignee that shall assume such obligations (which assignee may be another Term Lender, if a Term Lender accepts such assignment) and/or (y) terminate the commitment of such Non-Consenting Lender and prepay such Term Lender on a non-pro rata basis; provided that, such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Term Loan Facility Documentation with respect to such class or classes from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

The Term Loan Facility Documentation shall contain customary provisions consistent with the Term Loan Documentation Principles for replacing or terminating the commitments of (i) an insolvent Term Lender, (ii) a Lender failing to fund its commitment (a “Defaulting Lender”), (iii) a Lender seeking indemnity for increased costs or grossed-up tax payments and (iv) a Lender refusing to extend its commitment, in each case consistent with the Term Loan Documentation Principles.

In addition, the Term Loan Facility Documentation shall provide for the amendment (or amendment and restatement) of the Term Loan Facility Documentation to (a) add one or more additional or replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Term Loans, subject to customary limitations, with only the consent of the Borrower and the lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to require the applicable Term Lenders to assign their Term Loans to the providers of any replacement credit facility or loans or to prepay their outstanding loans and terminate their commitments.

The Term Loan Facility Documentation will permit guarantees, collateral security documents and related documents to be amended and waived with the consent of the Term Loan Administrative Agent at the request of Borrower without the need for consent by any other Term Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with or effectuate the credit agreement and the other Term Loan Facility Documentation. The Term Loan Administrative Agent shall be entitled (in its discretion) to extend any deadline for taking actions required to perfect security interests in collateral.

In addition, if the Term Loan Administrative Agent and the Borrower shall have jointly identified an obvious error, defect or any error or omission of a technical nature in the Term Loan Facility Documentation, then the Term Loan Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if such amendment is posted to the Lenders and Required Lenders (to be defined)

do not oppose such amendment within five business days of such posting.
Cost and Yield Protection:
Usual for facilities and transactions of this type (including mitigation provisions and to include Dodd-Frank and Basel III as changes in law) and consistent with the Term Loan Documentation Principles; provided that requests for such additional payments shall be limited to circumstances in which the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities. The Term Loan Facility Documentation will contain customary tax gross-up provisions.

Assignments and Participations:
The Term Lenders will be permitted to assign loans and commitments with the consent (not to be unreasonably withheld or delayed) of the Borrower (unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a Term Lender, an affiliate of a Term Lender or an approved fund of a Term Lender); provided that, with respect to the Term Loan Facility, the Borrower’s consent shall be deemed given if it fails to respond within fifteen business days; provided further that, no loans or commitments shall be assigned to Disqualified Institutions. Each assignment (except to other Term Lenders or their affiliates) will be in a minimum amount of $1,000,000 or will be the assignment of the entire remaining amount of an assigning Term Lender’s Term Loans.

The Term Loan Administrative Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Institutions.

The Term Lenders will be permitted to participate loans and commitments without restriction (except as provided below). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees owing to such participant, (b) extensions of final scheduled maturity or scheduled times for payment of interest or fees owing to such participant and (c) releases of Collateral or Guarantees requiring the approval of all Term Lenders. In no event shall any portion of the Facilities be participated to any Disqualified Institution (so long as the identity of any such Disqualified Institution to whom no portion of the Facilities shall be participated is available to all Term Lenders).

Expenses and Indemnification:
The Borrower shall pay within thirty (30) days after written demand (including documentation reasonably supporting such request) (a) all reasonable documented out-of-pocket expenses of the Term Loan Administrative Agent and the Term Loan Lead Arrangers associated with the syndication, preparation, execution, delivery, negotiation and administration of the Term Loan Facility Documentation and any amendment or waiver with respect thereto (in the case of (i) legal fees and expenses, limited to the reasonable documented fees, disbursements and other charges of one counsel identified herein and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction, which, in each case, shall exclude allocated costs of in-house counsel and (ii) fees or expenses with respect to any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person) and (b) all reasonable documented out-of-pocket expenses of the Term Loan Administrative Agent and the Term Lenders (in the case of legal fees and expenses, limited to the reasonable documented fees, disbursements and other charges of one counsel for the Term Loan Administrative Agent and the Term Lenders (taken as a whole) and to the extent reasonably necessary, one local counsel in each relevant jurisdiction and, in the event of a conflict of interest, one additional conflicts counsel for the affected Indemnified Persons (as defined below) taken as a whole, which, in each case, shall exclude allocated costs of in-house counsel), in connection with the enforcement of the Term Loan Facility Documentation.

The Borrower will, within thirty (30) days after written demand, indemnify the Term Loan Administrative Agent, the Term Loan Lead Arrangers, the Term Lenders, their respective affiliates, and their respective officers, directors, employees, members, agents, advisors, representatives and controlling persons (each an “Indemnified Person”), and hold them harmless from and against all losses, claims, damages, liabilities and expenses (in the case of (i) legal fees and expenses, limited to reasonable fees, disbursements and other charges of one primary counsel for all such Indemnified Persons (taken as a whole) and to the extent reasonably necessary, one local counsel in each relevant jurisdiction and, in the event of a conflict of interest, one additional counsel for the affected Indemnified Persons taken as a whole, which, in each case, shall exclude allocated costs of in-house counsel and (ii) any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person) and liabilities of any such Indemnified Person arising out of or relating to any claim or any action, suit or other proceedings (regardless of whether any such Indemnified Person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates) that relate to the Term Loan Facility Documentation or the use of proceeds therefrom; provided that, no Indemnified Person will be indemnified (a) for its (or any of its affiliates’ or any of its or their respective officers’, directors’, employees’, members’, agents’, advisors’, representatives’ and controlling persons’) willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (b) for its (or any of its affiliates’ or any of its officers’, directors’, employees’, members’, agents’, advisors’, representatives’ and controlling persons’) material breach of its obligations under the Term Loan Facility Documentation (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (c) for any dispute among Indemnified Persons (or any of their respective affiliates or any of their respective officers, directors, members, employees, agents, advisors, representatives and controlling persons) that does not involve an act or omission by the Borrower or any of its subsidiaries (other than any claims against the Term Loan Administrative Agent or the Term Loan Lead Arrangers in their capacity as such but subject to clause (a) and (b) above) or (d) for any settlement effected without the Borrower’s prior written consent (not to be unreasonably withheld or delayed), but if settled with Borrower’s prior written consent or if there is a final non-appealable judgment against an Indemnified Person in any such proceeding, the Borrower will indemnify and hold harmless such Indemnified Person from and against any and all actual losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this section. Each such Indemnified Person agrees to refund and return any and all amounts paid by the Borrower to such Indemnified Person to the extent any of the foregoing items described in clauses (a) through (d) occurs (to the extent determined in a final non-appealable order of a court of competent jurisdiction). None of the Indemnified Persons or the Borrower shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities (except to the extent of its indemnity or reimbursement obligations hereunder in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an Indemnified Person to a third party).

Governing Law and Forum:	New York.
Counsel to Term Loan Administrative Agent and Term Loan Lead Arrangers:	Davis Polk & Wardwell LLP

ANNEX I TO EXHIBIT B
Interest Rates:	The interest rates under the Term Loan Facility are set forth in the Fee Letter.

As used herein and in the Fee Letter:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements (and each Term Loan designated as such, an “Adjusted LIBOR Loan”); provided that Adjusted LIBOR shall be deemed to be no less than 0.00% per annum.

“ABR” means the highest of (i) the rate the Term Loan Administrative Agent announces from time to time as its prime rate, (ii) the Federal Funds Effective Rate, plus 1/2 of 1% and (iii) Adjusted LIBOR plus 1% (and each Term Loan designated as such, an “ABR Loan”).

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 months and, if available to all relevant Term Lenders, a period shorter than one month or a period of 12 months, as selected by the Borrower.

Interest on Adjusted LIBOR Loans and all fees will be payable in arrears on the basis of a 360-day year, calculated on the basis of the actual number of days elapsed. Interest on ABR Loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year) calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR Loans on the last day of the applicable interest period (or at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR Loans quarterly and upon prepayment.

If either (i) the Term Loan Administrative Agent determines that adequate and reasonable means do not exist for ascertaining Adjusted LIBOR and such circumstances are unlikely to be temporary and/or (ii) the supervisor for the administrator of the London interbank offered rate or a governmental authority having jurisdiction over the Term Loan Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans, then the Term Loan Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to “LIBOR” and that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to reflect such alternate rate of interest and such other related changes to the Term Loan Facility Documentation as may be applicable, which amendment shall not require the consent of any Lender unless the Term Loan Administrative Agent shall have received, within five business days of the date notice of such successor or alternative index rate is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

Default Rate:	Upon any payment or bankruptcy event of default, the interest rate will be,

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with respect to overdue principal, the applicable interest rate, plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR Loans, plus 2.00% per annum (other than to Defaulting Lenders). Interest on such overdue amounts will be payable upon written demand.

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EXHIBIT C
Project Jedi
ABL Facility
Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit C shall have the respective meanings set forth in the letter agreement to which this Exhibit C is attached and in the other Exhibits attached thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

Borrowers:
With respect to the U.S. Facility (as defined below), the Borrower (as defined in Exhibit B) (the “Borrower”) and other domestic co-borrowers consistent with the Existing ABL Facility (collectively, the “U.S. Borrowers”).

With respect to the Canadian Facility (as defined below), UNFI Canada, Inc. (the “Canadian Borrower”).

ABL Administrative Agent and ABL Collateral Agent:
In the case of the Incremental ABL Facility, the administrative agent and collateral agent under the Existing Facility will continue to act as the administrative agent and collateral agent (the “Existing ABL Agent”; the Existing ABL Agent or the New ABL Agent (as defined below), as the case may be, the “ABL Administrative Agent”).

In the case of the Backstop ABL Facility, Bank of America, N.A. (“Bank of America”) will act as the sole administrative agent and sole collateral agent (in such capacities and together with its permitted successors, the “New ABL Agent” and, collectively with the Term Loan Administrative Agent (as defined in Exhibit B), the “Administrative Agents”) for a syndicate of banks, financial institutions and other institutional lenders and investors (other than Disqualified Institutions) (together with the Initial ABL Lenders, the “ABL Lenders” and, collectively with the Term Lenders (as defined in Exhibit B), the “Lenders”) reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed).

ABL Lead Arrangers and Bookrunners:
MLPFS, GS Bank, Wells Fargo Bank, JPMCB and US Bank (collectively, in such capacities, the “ABL Lead Arrangers” and, together with the Term Loan Lead Arrangers (as defined in Exhibit B), the “Lead Arrangers”).

ABL Facility:
Either (x) an increase in the U.S. Revolver Commitments and/or the Canadian Commitments under and as defined in the Third Amended and Restated Loan and Security Agreement dated as of April 29, 2016 among the Borrower, Bank of America, N.A. and the other borrowers, agents and lenders party thereto (the “Existing ABL Facility”) in an aggregate principal amount of $1,100,000,000 (the “Incremental ABL Facility”) pursuant to the ABL Amendment or (y) in the event the ABL Amendment is not approved by the requisite lenders under the Existing ABL Facility on or prior to the Closing Date, an asset-based revolving facility in an aggregate principal amount of $2,000,000,000 comprised of (i) an asset-based revolving credit facility in an aggregate principal amount of $1,950,000,000 available for

U.S. Borrowers (the “U.S. Facility”) and (ii) an asset-based revolving facility in an aggregate principal amount of $50,000,000 available for the Canadian Borrower (the “Canadian Facility”) (collectively, the “Backstop ABL Facility” and, together with the Incremental ABL Facility, the “ABL Facility”; loans incurred under the ABL Facility shall be the “ABL Loans”). The ABL Loans will be subject to availability as described under the heading “Availability” below.

Use of Proceeds:
Subject to Availability (as defined below), the proceeds of loans under the ABL Facility will be used (a) on the Closing Date, to issue or cash collateralize any letters of credit or to fund any upfront fees or OID due to the exercise of the “market flex” provisions of the Fee Letter with respect to the Term Loan Facility, (b) on or after the Closing Date, to finance working capital and general corporate purposes from time to time for the Borrower and its subsidiaries, (c) on the Closing Date, to fund a portion of the purchase price in connection with the Acquisition, and (d) on the Closing Date, to pay transaction fees, costs and expenses; provided that the aggregate amount of ABL Loans made on the Closing Date for purposes set forth in clauses (b) through (d) above shall not exceed $1,200 million in the aggregate plus, at the Borrower’s election, an amount sufficient to fund any original issue discount (“OID”) or upfront fees required to be funded in connection with the “market flex” provisions of the Fee Letter.

Availability:
In the case of the Incremental ABL Facility: pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

Availability under the U.S. Facility will be equal to the lesser of (a) the then available unutilized commitments under the U.S. Facility and (b) the then available unutilized U.S. Borrowing Base (as defined below).

“U.S. Borrowing Base” shall mean (a) 90% of Eligible Accounts (to be defined in a manner consistent with the ABL Documentation Principles), plus (b) 90% of NOLV Percentage of the Value of Eligible Inventory (each to be defined in a manner consistent with the ABL Documentation Principles), plus (c) Qualified Cash (to be defined in a manner consistent with the ABL Documentation Principles), plus (d) Eligible Pharmacy Receivables (to be defined in a manner consistent with the Target ABL Facility with certain exceptions to be agreed), subject to advance rates to be agreed, plus (e) Pharmacy Scripts Availability (to be defined in a manner consistent with the Target ABL Facility with certain exceptions to be agreed), in each case of the U.S. Borrowers, minus (f) applicable reserves (such reserves shall be established from time to time by the ABL Administrative Agent in its permitted discretion on the same terms and conditions of and consistent with the ABL Documentation Principles).

Availability under the Canadian Facility will be equal to the lesser of (a) the then available unutilized commitments under the Canadian Facility and (b) the then available unutilized Canadian Borrowing Base (as defined below).

“Canadian Borrowing Base” shall mean (a) 90% of Eligible Accounts (to be defined in a manner consistent with the ABL Documentation Principles), plus (b) 90% of NOLV Percentage of the Value of Eligible Inventory (each to be defined in a manner consistent with the ABL Documentation Principles), plus (c) Qualified Cash (to be defined in a manner consistent with the ABL Documentation Principles), in each case of the Canadian Borrower, minus (d) applicable reserves (such reserves shall be established from time to time by the ABL Administrative Agent in its permitted discretion on the same terms and conditions of and consistent with the ABL Documentation Principles).

The U.S. Borrowing Base and the Canadian Borrowing Base (collectively, the “Borrowing Base”) shall be computed pursuant to a Borrowing Base certificate to be delivered by the Borrower in such manner and at such frequency as is consistent with the ABL Documentation Principles.

The Borrower will use commercially reasonable efforts to deliver a field examination and inventory appraisal prior to the Closing Date. In the event the New ABL Agent has not received its field examinations and inventory appraisals with respect to the Target and its subsidiaries (the “Target Group”) prior to the Closing Date, the Borrower shall provide the New ABL Agent and its advisors and consultants with sufficient access and relevant information relating to the Target Group and its assets to complete such field examinations and inventory appraisals on or before the 90th day after the Closing Date. In the case of the Backstop ABL Facility, during the period from the Closing Date and until the New ABL Agent’s receipt and reasonable opportunity to review such field examinations and inventory appraisals, Availability with respect to the Target Group (to the extent any member is an ABL Loan Party) shall be based on the Target’s existing asset-based revolving credit facility; and if the New ABL Agent does not receive such field examinations and inventory appraisals on or prior to the 90th day after the Closing Date, Availability with respect to the Target Group shall be zero on and after such 90th day until the New ABL Agent’s receipt and reasonable opportunity to review such field examinations and inventory appraisals.

Notwithstanding the foregoing, it is agreed that regardless of the Borrowing Base calculations on the Closing Date, availability under the ABL Facility (whether the Existing ABL Facility, as amended by the Incremental ABL Facility, or the Backstop ABL Facility) shall be no less than $1,500 million on the Closing Date until the 90th day after the Closing Date; provided if the ABL Administrative Agent receives field examinations and inventory appraisals prior to the Closing Date and Availability is less than or equal to $1,500 million, then Availability shall be deemed to be the greater of (x) such Availability and (y) $1,300 million until the 90th day after the Closing Date.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit C.

Maturity:
The Incremental ABL Facility will mature, and the lending commitments thereunder will terminate, on April 29, 2021 and the Backstop ABL Facility will mature, and the lending commitments thereunder will terminate, on the date that is five (5) years from the Closing Date.

Cash Management/Cash Dominion:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility, the Borrower shall deliver account control agreements on the Borrower’s concentration accounts and other accounts to be mutually agreed within 90 days after the Closing Date, subject to extensions agreed to by the ABL Administrative Agent. After a Trigger Event (as defined in the Existing ABL Facility), amounts in controlled accounts will be swept into a core concentration account maintained with the ABL Administrative Agent, subject to customary exceptions and thresholds and consistent with the ABL Documentation Principles.

Letters of Credit:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

Up to an amount to be agreed of the ABL Facility will be available to the Borrower in the form of standby and trade letters of credit, which will reduce availability under the ABL facility on a dollar-for-dollar basis. Letters of credit will be issued by GS Bank and other ABL Lenders (in such capacity, the “Issuing Banks”); provided that neither GS Bank nor any of its affiliates shall be required to issue trade letters of credit; provided, further, that each Initial ABL Lender that holds commitments under the ABL Facility shall have a letter of credit commitment that is proportionate with its commitment under the ABL Facility. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any standby letter of credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Banks).

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the ABL Facility) within one (1) business day. Each ABL Lender under the ABL Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective ABL Facility commitments.

Swingline Loans:	Consistent with the ABL Documentation Principles.

Guarantees:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility, all obligations of the Borrower under the ABL Facility and, at the option of the Borrower, the obligations of the Borrower or any of its subsidiaries under interest rate protection, currency exchange or other hedging arrangements with the ABL Administrative Agent, an ABL Lead Arranger, an ABL Lender or an affiliate of the ABL Administrative Agent, an ABL Lead Arranger or an ABL Lender (at the time such agreement was entered into or, in the case of any such arrangements existing on the Closing Date, on the Closing Date) specifically designated by the Borrower as “ABL Pari Passu Secured Hedging Arrangements” (collectively, the “ABL Pari Passu Secured Hedging Arrangements”) and, at the option of the Borrower, the cash management obligations of the Borrower or any of its subsidiaries owing to the ABL Administrative Agent, any ABL Lender or an affiliate of the ABL Administrative Agent or any ABL Lender (at the time such arrangement was entered into or, in the case of any such arrangements existing on the Closing Date, on the Closing Date) and specifically identified by the Borrower as “ABL Secured Cash Management Obligations” (collectively, “ABL Secured Cash Management Obligations”) will be unconditionally guaranteed (the “ABL Guarantees”) by each Guarantor under the Term Loan Facility and as provided in the following proviso, each wholly-owned subsidiary of the Borrower organized in Canada subject to limitations consistent with the Existing ABL Facility (the “ABL Guarantors” and, collectively with the Borrower, the “ABL Loan Parties”); provided, that (a)(i) no ABL Loan Party organized in Canada shall be required to guarantee or shall otherwise be liable for the obligations of any domestic Loan Party, but the domestic Loan Parties shall be required to guarantee the obligations of the Loan Parties organized in Canada and (ii) each Loan Party organized in Canada shall guarantee the obligations of the Canadian Borrower and (b) on the Closing Date, each Term Loan Guarantor will also be an ABL Guarantor; provided, further, that subsidiaries that are not “eligible contract participants” (after giving effect to any “keepwell” provisions) shall not guarantee swap obligations to the extent it is illegal or unlawful under the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant”.

Security:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

The ABL Facility, the ABL Guarantees, the ABL Pari Passu Secured Hedging Arrangements (at the option of the Borrower, subject to customary procedures to be agreed, which shall include that pari passu treatment in the waterfall will require reserves) and the ABL Secured Cash Management Obligations (at the option of the Borrower, subject to customary procedures to be agreed) will be secured by the following: (a) a perfected first-priority (subject to exceptions consistent with the Existing ABL Facility and the

Existing Term Facility) security interest in the following: (i) all personal property of the Borrower and each ABL Guarantor consisting of accounts receivable, cash, deposit accounts and security accounts (the “Current Asset Collateral”), (ii) all owned and after acquired inventory of the Borrower and the ABL Guarantors (the “Inventory Collateral”), (iii) the right to use trademarks, tradenames and other intellectual property in connection with the processing or sale of inventory or the sale or collection on accounts receivable under a royalty fee license agreement or to the extent necessary to sell such Current Asset Collateral or Inventory Collateral, and (iv) all letter of credit rights, commercial tort claims, chattel paper, supporting obligations, general intangibles (including contract rights, customer lists and Pharmacy Scripts (to be defined in a manner consistent with the Target ABL Facility)), documents, books, records and instruments relating to such Current Asset Collateral or Inventory Collateral and, in the case of each of clause (i) through (iv), the proceeds thereof (including insurance, indemnity, guaranty and condemnation proceeds), in each case subject to exceptions consistent with the ABL Documentation Principles (the foregoing, collectively, the “ABL Priority Collateral”) and (b) a perfected second-priority security interest in substantially all other present and after-acquired assets of the Loan Parties other than real property (subject to customary exceptions consistent the Term Facility Documentation Principles) and proceeds of the foregoing (such collateral, excluding ABL Priority Collateral, the “Term Loan Priority Collateral” and together with the ABL Priority Collateral, the “Collateral”), in each case subject to exceptions consistent with the Documentation Principles.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the Documentation Principles. Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this “Security” section shall be subject to the Certain Funds Provision.

Intercreditor Matters:
The lien priority, relative rights and other creditors’ rights issues in respect of the ABL Facility and the Term Loan Facility will be set forth in a customary intercreditor agreement consistent with the ABL Documentation Principles and the Term Loan Documentation Principles.

Uncommitted Incremental Facilities:
Consistent with the ABL Documentation Principles; provided that in the case of the Backstop ABL Facility, the aggregate amount of any increase in commitments under the Backstop ABL Facility after the Closing Date shall not exceed $600 million.

Mandatory Prepayments:	Consistent with the ABL Documentation Principles.
Voluntary Prepayments:	Consistent with the ABL Documentation Principles
ABL Documentation:
The definitive documentation with respect to the ABL Facility (the “ABL Facility Documentation” and, collectively with the Term Loan Facility Documentation (as defined in Exhibit B), the “Facilities Documentation”) will be drafted based on the Existing ABL Facility as in effect on the date hereof, as modified by the ABL Amendment if approved by the requisite lenders under the Existing ABL Facility (in the case of the Backstop ABL Facility, with (i) reasonable modifications to the mechanical, operational, administrative and agency provisions to reflect the administrative guidelines and practices of the New ABL Agent reasonably agreed to by the Borrower and, in each case, to the extent not inconsistent with the terms of this Exhibit C, including additions of provisions regarding European Union bail-in and Beneficial Ownership Regulation and (ii) conforming changes to the representations and warranties, affirmative and negative covenants and events of default set forth in the Term Loan Facility, where appropriate) (collectively, the “ABL Documentation Principles”).  The Term Loan Documentation Principles (as defined in Exhibit B) and the ABL Documentation Principles are referred to collectively herein as the “Documentation Principles”.

Representations and Warranties:	Consistent with the ABL Documentation Principles.
Conditions Precedent to Initial Borrowing:
The availability of the ABL Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter. For the avoidance of doubt, it is agreed that conditions set forth in Exhibit D are subject, in all respects, to the Certain Funds Provision.

Conditions Precedent to each Borrowing (other than on the Closing Date):	Consistent with the ABL Documentation Principles.
Affirmative Covenants:	Consistent with the ABL Documentation Principles.
Negative Covenants:
Consistent with the ABL Documentation Principles; provided that incurrence of the Facilities and the Incremental Facilities (as defined in Exhibit B) and the Specified Disposition shall, in each case, be permitted.

Financial Covenant:
Consistent with the ABL Documentation Principles; provided that “Trigger Event” as defined in the Existing ABL Facility shall be amended to increase the dollar prong of each threshold from $60,000,000 to $235,000,000.

Events of Default:	Consistent with the ABL Documentation Principles; provided that the threshold for monetary judgments will be set at any amount to be mutually agreed.
Voting:	Consistent with the ABL Documentation Principles.
Cost and Yield Protection:	Consistent with the ABL Documentation Principles.
Assignments and Participations:	Consistent with the ABL Documentation Principles.
Expenses and Indemnification:	Consistent with the ABL Documentation Principles.

Governing Law and Forum:	New York.
Counsel to ABL Administrative Agent and ABL Lead Arrangers:	Davis Polk & Wardwell LLP

Interest Rates:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

Initially, from and after the Closing Date until the last day of the first full fiscal quarter ending after the Closing Date, the interest rates under (i) the U.S. Facility will be Adjusted LIBOR plus 1.25% for Adjusted LIBOR Loans or ABR plus 0.25% for ABR Loans and (ii) the Canadian Facility will be BA Equivalent Rate plus 1.25% for BA Equivalent Rate Loans or Canadian Prime Rate plus 0.25% for Canadian Prime Rate Loans, and then on the first day of each fiscal quarter thereafter (the “Adjustment Date”), the applicable margin under the ABL Facility will be determined from the pricing grid below based on the average daily Aggregate Availability (as defined in the Existing ABL Facility) for the fiscal quarter ending immediately prior to such Adjustment Date.

Average Daily Aggregate Availability	Applicable Margin for Adjusted LIBOR Loans/BA Equivalent Rate Loans	Applicable Margin for ABR Loans/Canadian Prime Rate Loans
Greater than or equal to 66.67% of the Line Cap	1.00%	—%
Greater than or equal to 33.33% of the Line Cap but less than 66.67% of the Line Cap	1.25%	0.25%
Less than 33.33% of the Line Cap	1.50%	0.50%

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements provided that Adjusted LIBOR shall be deemed to be no less than 0.00% per annum.

“Adjusted LIBOR Loans” means ABL Loans, the rate of interest on which is based on Adjusted LIBOR.

“ABR” means the highest of (i) the U.S. prime rate published in The Wall Street Journal from time to time, (ii) the one month Adjusted LIBOR plus 1.0% and (iii) the Federal Funds Effective Rate, plus 1/2 of 1%.

“ABR Loans” means ABL Loans, the rate of interest on which is based on ABR.

“BA Equivalent Rate” will be defined in a manner consistent with the ABL Documentation Principles.

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“BA Equivalent Rate Loans” means ABL Loans, the rate of interest on which is based on BA Equivalent Rate.

“Canadian Prime Rate” will be defined in a manner consistent with the ABL Documentation Principles.

“Canadian Prime Rate Loans” means ABL Loans, the rate of interest on which is based on the Canadian Prime Rate.

In no event shall the Adjusted LIBOR, ABR, BA Equivalent Rate or Canadian Prime Rate be less than zero.

If either (i) the ABL Administrative Agent determines that adequate and reasonable means do not exist for ascertaining Adjusted LIBOR and such circumstances are unlikely to be temporary and/or (ii) the supervisor for the administrator of the London interbank offered rate or a governmental authority having jurisdiction over the ABL Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans, then the ABL Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to “Adjusted LIBOR” and that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to reflect such alternate rate of interest and such other related changes to the ABL Facility Documentation as may be applicable, which amendment shall not require the consent of any Lender unless the ABL Administrative Agent shall have received, within five business days of the date notice of such successor or alternative index rate is provided to the Lenders, a written notice from the Required Lenders (to be defined) stating that such Required Lenders object to such amendment.

Interest Periods and Computation of Interest and Fees:	Consistent with the ABL Documentation Principles.
Default Rate:	Consistent with the ABL Documentation Principles.
Letter of Credit Fees:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

A per annum fee equal to the applicable spread over Adjusted LIBOR under the ABL Facility in effect from time to time will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter after the Closing Date and upon termination of the ABL Facility. Such fees shall be distributed to the ABL Lenders (other than to Defaulting Lenders) pro rata in accordance with their commitments under the ABL Facility. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee of 0.125% on the aggregate face amount of outstanding letters of credit, payable in arrears

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at the end of each quarter after the Closing Date and upon termination of the ABL Facility and (b) the Issuing Bank’s customary issuance and administration fees.
Commitment Fees:
In the case of the Incremental ABL Facility, pursuant to the Existing ABL Facility.

In the case of the Backstop ABL Facility:

Initially, 0.375% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility and from and after the date that is three months after the Closing Date, (a) if average daily usage is greater than or equal to 25% of the total commitments, 0.25% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility and (b) if average daily usage is less than 25% of the total commitments, 0.375% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility.

EXHIBIT D
Project Jedi
Conditions Precedent to Funding

Capitalized terms used but not defined in this Exhibit D shall have the meanings set forth in the Commitment Letter and the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Subject, in each case, to the Certain Funds Provision, the initial availability of, and initial funding under, the Facilities on the Closing Date shall be subject solely to the satisfaction or waiver by the Lead Arrangers, as applicable, of the following conditions precedent:

(a)    The Acquisition shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the Transaction Agreement. No provision of the Transaction Agreement shall have been amended or otherwise modified, no provisions thereof shall have been waived by you and no consent shall be granted by you thereunder, in each case, in a manner material and adverse to the Initial Lenders (in its capacity as such) without the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned); provided that (i) any reduction in the purchase price for the Acquisition set forth in the Transaction Agreement of greater than 10% shall be deemed to be material and adverse to the interests of the Initial Lenders, and any reduction in the purchase price of 10% or less shall be deemed to be material and adverse to the interests of the Initial Lenders unless applied to reduce the Term Loan Facility on a dollar-for-dollar basis, (ii) any increase in the purchase price set forth in the Transaction Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as such purchase price increase is not funded with additional indebtedness and (iii) any change to the definition of Material Adverse Effect (as defined in the Transaction Agreement as in effect on the Signing Date) shall be deemed materially adverse to the Initial Lenders and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned).

(b)    The Closing Date Refinancing shall have been consummated prior to, or shall be made or consummated substantially concurrently with the initial borrowing under the Facilities.

(c)    The Lead Arrangers shall have received copies of (A)(i) the audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for the fiscal years of the Borrower ended August 1, 2015, July 30, 2016 and July 29, 2017 (it being understood that the Lead Arrangers acknowledges receipt of such audited financial statements) and for each subsequent fiscal year of the Borrower ended at least 60 days before the Closing Date and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) ended at least 40 days before the Closing Date (it being understood that the Lead Arrangers acknowledge receipt of the unaudited consolidated financial statements in respect of the fiscal quarters ended October 28, 2017, January 27, 2018 and April 28, 2018) and (B)(i) the audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for the fiscal years of the Target ended February 27, 2016, February 25, 2017 and February 24, 2018 (it being understood that the Lead Arrangers acknowledges receipt of such audited financial statements) and for each subsequent fiscal year of the Target ended at least 60 days before the Closing Date and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations, comprehensive income, change in stockholders’ equity and cash flows for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Target’s fiscal year) ended at least 40 days before the Closing Date.

(d)    The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 40 days (or 60 days if such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))).

(e)     Subject to the Certain Funds Provision, all documents and instruments required to grant and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Loan Parties and, if applicable, be in proper form for filing.

(f)    The Administrative Agent shall have received (at least three (3) business days prior to the Closing Date) all documentation and other information about the Borrower and each Guarantor as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Certification.

(g)    (i) (x) With respect to the ABL Facility, the execution and delivery by the Borrower and the other Loan Parties of the ABL Facility Documentation consistent with the Commitment Letter and the ABL Facility Term Sheet shall have occurred and (y) with respect to the Term Loan Facility, the execution and delivery by the Borrower and the other Loan Parties of the Term Loan Facility Documentation consistent with the Commitment Letter and the Term Loan Facility Term Sheet shall have occurred, (ii) with respect to each such Facility, the delivery of customary legal opinion(s) from counsel to the Loan Parties, customary evidence of organizational authorization, customary officer’s and secretary’s certificates, customary organizational good standing certificates (to the extent such concept exists), customary borrowing requests and a solvency certificate of the Borrower’s chief financial officer, chief operating officer or other officer with similar responsibilities substantially in the form attached as Annex I hereto shall have each occurred and (iii) with respect to the ABL Facility, the delivery by the Borrower of a Borrowing Base Certificate if a borrowing under the ABL Facility is requested to be made on the Closing Date.

(h)    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced at least three (3) business days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial borrowing under the Facilities (which amounts may be offset against the proceeds of the Facilities).

(i)    Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Target or any of its Subsidiaries (for purposes of this section, as defined in the Transaction Agreement as in effect on the Signing Date) on or after February 27, 2016 and prior to the Signing Date (excluding any disclosures set forth in any “risk factors”, “forward-looking

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statements” or “market risk” sections or in any other section to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the Company Disclosure Schedule (as defined in the Transaction Agreement as in effect on the Signing Date) delivered to the Commitment Parties prior to or concurrently with the execution and delivery of this Commitment Letter (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), since February 24, 2018, there has not been any change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)    The Specified Representations shall be true and correct in all material respects as of the Closing Date.

(k)    The Specified Transaction Agreement Representations shall be true and correct in all material respects, but only to the extent that the Borrower (or any of its affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Transaction Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Transaction Agreement) as a result of a breach of such Specified Transaction Agreement Representation.

(l)    The Closing Date shall not occur prior to 45 days after the Signing Date.

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ANNEX I to EXHIBIT D

FORM OF SOLVENCY CERTIFICATE
SOLVENCY CERTIFICATE of
THE COMPANY AND ITS SUBSIDIARIES
[DATE]
Pursuant to (i) Section [__] of that certain [__] (the “Term Loan Credit Agreement”) and (ii) Section [__] of that certain [__] (the “ABL Credit Agreement” and, collectively with the Term Loan Credit Agreement, the “Credit Agreement”), the undersigned hereby certifies to the Administrative Agent and the Lenders, solely in such undersigned’s capacity as [chief financial officer] [chief operating officer] [specify other officer with similar responsibilities] of the Borrower, and not individually (and without personal liability), as follows:
As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)
the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)
the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)
the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)
the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the applicable Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer][chief operating officer][specify other officer with similar responsibilities] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

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